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                                                                     EXHIBIT 2.1

                            STOCK PURCHASE AGREEMENT

                                   DATED AS OF

                                 JANUARY 8, 2005

                                      AMONG

                               THE STOCKHOLDERS OF

                             APRISMA HOLDINGS, INC.


                                       AND

                          CONCORD COMMUNICATIONS, INC.
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                                Table of Contents

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ARTICLE 1             SALE AND PURCHASE OF THE SHARES.....................................................          1

         Section 1.1       Sale and Purchase of the Shares................................................          1

         Section 1.2       Purchase Price and Payment.....................................................          1

         Section 1.3       Escrow.........................................................................          1

         Section 1.4       Adjustments to Preliminary Purchase Price......................................          2

ARTICLE 2             CLOSING.............................................................................          4

         Section 2.1       Closing........................................................................          4

ARTICLE 3             REPRESENTATIONS AND WARRANTIES OF THE SELLERS.......................................          4

         Section 3.1       Organization, Power and Authority..............................................          4

         Section 3.2       Authorization..................................................................          5

         Section 3.3       Governmental Authorization.....................................................          5

         Section 3.4       Non-Contravention..............................................................          5

         Section 3.5       Capitalization of the Company..................................................          6

         Section 3.6       Subsidiaries...................................................................          6

         Section 3.7       Financial Statements and Internal Controls.....................................          6

         Section 3.8       Absence of Certain Changes.....................................................          7

         Section 3.9       No Undisclosed Material Liabilities............................................          9

         Section 3.10      Litigation; Investigations.....................................................          9

         Section 3.11      Taxes..........................................................................          9

         Section 3.12      ERISA..........................................................................         10

         Section 3.13      Compliance with Laws...........................................................         12

         Section 3.14      Intellectual Property Rights...................................................         12

         Section 3.15      Environmental Matters..........................................................         15

         Section 3.16      Finders Fees...................................................................         15

         Section 3.17      Title to Properties............................................................         16

         Section 3.18      Real Property..................................................................         16

         Section 3.19      Contracts......................................................................         16

         Section 3.20      Product Liabilities............................................................         17

         Section 3.21      Affiliate Transactions.........................................................         17

         Section 3.22      Insurance......................................................................         17

         Section 3.23      Employment Matters.............................................................         18

         Section 3.24      No Other Representations.......................................................         18
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ARTICLE 4             REPRESENTATIONS AND WARRANTIES OF BUYER.............................................         19

         Section 4.1       Corporate Existence and Power..................................................         19

         Section 4.2       Corporate Authorization........................................................         19

         Section 4.3       Governmental Authorization.....................................................         19

         Section 4.4       Non-Contravention..............................................................         19

         Section 4.5       No Legal Actions...............................................................         19

         Section 4.6       Financing......................................................................         20

         Section 4.7       Investment Purpose.............................................................         20

         Section 4.8       Investigation by Buyer; the Sellers' Liability.................................         20

ARTICLE 5             CERTAIN COVENANTS AND OTHER MATTERS.................................................         20

         Section 5.1       Conduct of the Company.........................................................         20

         Section 5.2       Litigation.....................................................................         22

         Section 5.3       Access to Information..........................................................         22

         Section 5.4       Publicity......................................................................         23

         Section 5.5       Antitrust Notification.........................................................         23

         Section 5.6       Institution of Actions.........................................................         23

         Section 5.7       Repayment of Indebtedness......................................................         23

         Section 5.8       Release of Guarantees..........................................................         23

         Section 5.9       "No Shop" Agreement............................................................         24

         Section 5.10      Delivery of 2004 Unaudited Financial Statements................................         24

         Section 5.11      Parachute Payments.............................................................         24

         Section 5.12      Transaction Related Expenses...................................................         24

ARTICLE 6             CONDITIONS TO THE OBLIGATION OF BUYER...............................................         24

         Section 6.1       Representations and Warranties.................................................         25

         Section 6.2       Performance of Obligations.....................................................         25

         Section 6.3       HSR Act........................................................................         25

         Section 6.4       No Order.......................................................................         25

         Section 6.5       Good Standing Certificates.....................................................         25

         Section 6.6       Director and Officer Resignations..............................................         25

         Section 6.7       Receipt of Payoff Letters......................................................         25

         Section 6.8       Escrow Agreement...............................................................         25

         Section 6.9       FIRPTA Certificate.............................................................         25

         Section 6.10      Financial Statements...........................................................         25
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         Section 6.11      Stock Certificates; Certification..............................................         25

ARTICLE 7             CONDITIONS TO THE OBLIGATIONS OF THE SELLERS........................................         25

         Section 7.1       Representations and Warranties.................................................         26

         Section 7.2       Performance of Obligations.....................................................         26

         Section 7.3       Release of Guarantees..........................................................         26

         Section 7.4       HSR Act........................................................................         26

         Section 7.5       No Order.......................................................................         26

         Section 7.6       Clerk's Certificate............................................................         26

ARTICLE 8             POST-CLOSING COVENANTS..............................................................         26

         Section 8.1       Books and Records of the Company and Subsidiaries..............................         26

         Section 8.2       Tax Matters....................................................................         27

         Section 8.3       Employee Benefits..............................................................         29

         Section 8.4       Indemnification of Officers and Directors......................................         29

         Section 8.5       Insurance......................................................................         30

ARTICLE 9             INDEMNIFICATION; EXPENSES...........................................................         30

         Section 9.1       General Indemnification........................................................         30

         Section 9.2       Sellers' Representative........................................................         33

         Section 9.3       Survival.......................................................................         34

         Section 9.4       Limitation on Liability........................................................         34

         Section 9.5       Computation of Losses..........................................................         35

         Section 9.6       Certain Tax Adjustments; Reduction of Indemnification Payments for Tax Benefits         35

         Section 9.7       Exclusive Remedy...............................................................         36

ARTICLE 10            TERMINATION.........................................................................         36

         Section 10.1      Termination....................................................................         36

         Section 10.2      Effect of Termination..........................................................         37

ARTICLE 11            MISCELLANEOUS.......................................................................         37

         Section 11.1      Notices........................................................................         37

         Section 11.2      Entire Agreement...............................................................         38

         Section 11.3      Amendments; Waivers............................................................         38

         Section 11.4      Consents, Further Assurances...................................................         38

         Section 11.5      Expenses.......................................................................         38

         Section 11.6      Dollar Amounts.................................................................         38
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         Section 11.7      Successors and Assigns.........................................................         39

         Section 11.8      Governing Law..................................................................         39

         Section 11.9      Jurisdiction...................................................................         39

         Section 11.10     Waiver of Jury Trial...........................................................         39

         Section 11.11     No Third-Party Beneficiaries...................................................         39

         Section 11.12     Severability...................................................................         39

         Section 11.13     Schedules......................................................................         39

         Section 11.14     Section Headings...............................................................         39

         Section 11.15     Gender and Number..............................................................         40

         Section 11.16     Counterparts; Effectiveness....................................................         40
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                            STOCK PURCHASE AGREEMENT

      THIS STOCK PURCHASE AGREEMENT, dated as of January 8, 2005 (this "Agreement"), is entered into among Concord Communications, Inc., a Massachusetts corporation ("Buyer"), and the stockholders of Aprisma Holdings, Inc., a Delaware corporation (the "Company"), which stockholders are identified on Schedule A attached hereto (collectively, the "Sellers"). Certain capitalized terms used herein shall have the meanings given to them in the Table of Definitions attached to this Agreement as Exhibit A, which is incorporated hereby.

                                    RECITALS

      WHEREAS, the Sellers own, in the aggregate, 100,000 shares of the common stock, par value $0.01 per share, of the Company, which shares represent 100% of the issued and outstanding shares of the Company (collectively, the "Shares").

      WHEREAS, Buyer desires to purchase the Shares from the Sellers and the Sellers desire to sell the Shares to Buyer, in each case in accordance with the terms of this Agreement and subject to the conditions set forth herein.

      NOW, THEREFORE, in consideration of the premises and of the mutual promises, covenants, representations and warranties made in this Agreement, the Sellers and Buyer intending to be legally bound, hereby agree as follows:

                                   ARTICLE 1

                         SALE AND PURCHASE OF THE SHARES

      SECTION 1.1 Sale and Purchase of the Shares. Subject to the terms and conditions contained in this Agreement, at the Closing, the Sellers shall, in exchange for the Purchase Price, sell to Buyer all of their right, title and interest in and to the Shares, free and clear of all Liens, and Buyer shall purchase the Shares from the Sellers.

      SECTION 1.2 Purchase Price and Payment. As full consideration for the Shares, at the Closing, Buyer shall pay and deliver or cause to be delivered to the Sellers an amount in cash equal to (a) Ninety Three Million Dollars ($93,000,000) (the "Initial Cash Amount") minus (b) the Net Debt Estimate and minus (c) the EPP Estimated Payment Amounts (such aggregate amount, the "Preliminary Purchase Price"). The Preliminary Purchase Price shall be paid to the Sellers in cash by wire transfer of immediately available United States federal funds to the accounts designated in writing by the Sellers before the Closing. The Preliminary Purchase Price shall be subject to adjustment as provided in Section 1.4.

      SECTION 1.3 Escrow. At the Closing, cash in the total amount of $8,100,000 (the "Escrow Amount"), otherwise payable to the Sellers pursuant to Section 1.2, will be deposited by Buyer, on behalf of the Sellers, with an escrow agent to be held in accordance with the Escrow Agreement. The delivery of the Escrow Amount will be made by Buyer to the Escrow Agent and released in accordance with the terms hereof and the Escrow Agreement. The escrowed funds shall be released one year after the Closing Date. The adoption of this Agreement by the Sellers will also constitute their approval of the terms and provisions of the Escrow Agreement, which is an integral part of the transactions contemplated by this Agreement.


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      SECTION 1.4 Adjustments to Preliminary Purchase Price.

            (a) Net Debt.

                  (i) At least two (2) business days prior to the Closing Date, the Sellers' Representative shall prepare and deliver to Buyer an estimate (the "Net Debt Estimate") of Net Debt accompanied by customary payoff letters from the Company's lenders indicating such lenders' agreement to release all Liens on the assets and properties of the Company and the Subsidiaries upon receipt of the amounts indicated in such payoff letters.

                  (ii) Within five (5) business days following the Closing Date, Buyer shall provide the Sellers' Representative in writing with a good faith reconciliation of the Net Debt Estimate to the Net Debt of the Company and the Subsidiaries as of December 31, 2004 which reconciliation shall be computed in the same manner as the Net Debt Estimate on Schedule C and which shall be reasonably acceptable to the Sellers' Representative. The Net Debt as finally determined pursuant to this Section 1.4(a)(ii) is referred to herein as the "Actual Net Debt" and the date as of which the determination of the Actual Net Debt is effective as provided in this
      Section 1.4(a)(ii) is referred to as the "Actual Net Debt Determination Date."

                  (iii) To the extent Actual Net Debt exceeds the Net Debt Estimate, then a payment in the amount of such difference shall be made by the Sellers to Buyer within 5 business days after the Actual Net Debt Determination Date, such payment to be made by wire transfer of immediately available funds to such bank account as Buyer may designate. To the extent Actual Net Debt is less than the Net Debt Estimate, then Buyer shall, within five 5 business days after the Actual Net Debt Determination Date, pay (or cause the Company to pay) to the Sellers an amount equal to the difference between the Actual Net Debt and the Net Debt Estimate, such payment to be made by wire transfer of immediately available funds to such bank accounts as the Sellers may designate.

            (b) 2003 Equity Participation Plan.

                  (i) At least two (2) business days prior to the Closing Date, the Sellers' Representative shall prepare and deliver to Buyer in writing an estimate of the maximum aggregate amount of the payments to be made under the 2003 Equity Participation Plan (the "EPP Estimated Payment Amounts").

                  (ii) At least two (2) business days prior to both the six month anniversary and one year anniversary of the Closing Date, the Sellers' Representative shall provide to Buyer and the Company a revised computation of the aggregate amount of payments to be made under the 2003 Equity Participation Plan at the time of the six month anniversary and one year anniversary of the Closing Date (including therein any adjustments and payments to Sellers made pursuant to Section 1.4(b)(vi)), such computation subject to the consent of Buyer (not to be unreasonably withheld, conditioned or delayed).

                  (iii) Within ten (10) business days following the one year anniversary of the Closing Date, Buyer shall provide the Sellers' Representative in writing with a reconciliation of the EPP Estimated Payment Amounts to actual payments made under the 2003 Equity Participation Plan (the "Gross Actual EPP Payments"). In providing the Sellers'


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      Representative with such reconciliation, Buyer shall pay to the Sellers an amount equal to the value of any payments which were to have been made under the 2003 Equity Participation Plan and were a part of the EPP Estimated Payment Amounts, and which are subject to forfeiture in accordance with the terms of the 2003 Equity Participation Plan. Buyer agrees to cause the Company and the Subsidiaries not to waive any such forfeiture without Sellers' consent.

                  (iv) The Sellers' Representative shall have ten (10) business days to review the Gross Actual EPP Payments. If the Sellers' Representative agrees with Buyer's calculation and notifies Buyer of such or the Sellers' Representative does not notify Buyer of any such dispute within such ten business day period, Buyer's calculation shall be deemed final and binding on the parties. If the Seller's Representative disputes the reconciliation on or before such tenth business day, then Buyer and the Sellers' Representative shall attempt to resolve such dispute in good faith. The date as of which the determination of the Gross Actual EPP Payments is effective is referred to as the "Gross Actual EPP Payments Date."

                  (v) To the extent the Gross Actual EPP Payments are in excess of the EPP Estimated Payment Amounts, then a payment in the amount of such difference shall be made from the Escrow Account to Buyer within 5 business days after the Gross Actual EPP Payments Determination Date, such payment to be made by wire transfer of immediately available funds to such bank account as Buyer may designate. To the extent Gross Actual EPP Payments are less than the EPP Estimated Payment Amounts, then Buyer shall, within five 5 business days after the Gross Actual EPP Payments Determination Date, pay (or cause the Company to pay) to the Sellers an amount equal to the difference between the Gross Actual EPP Payments and the EPP Estimated Payment Amounts, such payment to be made by wire transfer of immediately available funds to such bank accounts as the Sellers may designate.

                  (vi) Notwithstanding anything to the contrary contained in this Section 1.4(b), in the event any participant in the 2003 Equity Participation Plan leaves the employ of the Company or the Subsidiaries, and the remaining payments are subject to forfeiture in accordance with the 2003 Equity Participation Plan, by the fifth day of the month following the date of departure of such employee, Buyer shall pay to the Sellers an amount equal to the payments which were due to such participant under the 2003 Equity Participation Plan had such payments not become subject to forfeiture, such payment to be made by wire transfer of immediately available funds to such bank accounts as the Sellers may designate.

            (c) Purchase Price. The Preliminary Purchase Price as adjusted in accordance with this Section 1.4 shall be referred to herein as the "Purchase Price". Any payments made pursuant to this Section 1.4 shall be treated as adjustments to the Purchase Price for all Tax purposes by the parties hereto.


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                                    ARTICLE 2

                                     CLOSING

      SECTION 2.1 Closing.

            (a) General. Unless otherwise agreed in writing by the Sellers and Buyer, the consummation of the purchase and sale of the Shares under this Agreement (the "Closing") will be held at the offices of Bingham McCutchen LLP, 355 South Grand Ave., Suite 4400, Los Angeles, California 90071, on February 21, 2005 or within 3 days after the satisfaction or waiver of the conditions set forth in Article 6 and Article 7 hereof if not satisfied on or prior to February 21, 2005. The date on which the Closing actually occurs is referred to in this Agreement as the "Closing Date." The time at which the Closing shall be deemed to have occurred is 11:59 P.M. ET on the Closing Date.

            (b) Transfer and Deliveries. At the Closing:

                  (i) the Sellers shall deliver to Buyer a certificate or certificates registered in the name of the Sellers, properly endorsed or with assignments separate from the certificate, representing the Shares, against receipt of the Preliminary Purchase Price as provided in Section 2.1(b)(iii) of this Agreement;

                  (ii) the Sellers shall deliver each of the documents, certificates and items required to be delivered by the Sellers pursuant to
      Article 1 and Article 6 of this Agreement;

                  (iii) Buyer shall deliver the Preliminary Purchase Price as provided in Section 1.2 of this Agreement and repay the Debt in accordance with Section 1.4; and

                  (iv) Buyer shall deliver each of the documents, certificates and items required to be delivered by Buyer pursuant to Article 7 of this Agreement.

                                   ARTICLE 3

                  REPRESENTATIONS AND WARRANTIES OF THE SELLERS

      Except as set forth in the disclosure letter of the Sellers dated the date hereof and delivered herewith to Buyer (the "Sellers Disclosure Schedule") or as otherwise provided herein, each of the Sellers, severally and not jointly and severally, hereby represents and warrants to Buyer as set forth in this Article
3. Except where the context requires otherwise, in this Article 3, the "Company" shall include the Company and the Subsidiaries, taken as a whole.

      SECTION 3.1 Organization, Power and Authority. The Company is a corporation, duly incorporated, validly existing and in good standing under the laws of the State of Delaware. The Company is duly authorized to conduct business and is in good standing under the laws of each jurisdiction where such qualification is required, except where the lack of such qualification has not had and is not reasonably likely to result in a Material Adverse Effect. The Company has the requisite corporate power and authority to carry on the businesses in which it currently is engaged and to own and use the properties it currently owns and uses in the operation of its business. The Sellers have the requisite power and authority to enter into and perform this Agreement and the


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Escrow Agreement and to carry out the transactions contemplated by this
Agreement and the Escrow Agreement to be performed by them. Correct and complete copies of the certificate of incorporation and bylaws of the Company and its U.S. Subsidiaries, as currently in effect, have been previously made available to Buyer.

      SECTION 3.2 Authorization. The execution, delivery and performance of this Agreement and the Escrow Agreement by the Sellers have been duly authorized by all necessary action required to be taken by them. Assuming the due and valid authorization, execution and delivery of this Agreement and the Escrow Agreement by Buyer, each of this Agreement and the Escrow Agreement constitutes the valid and binding obligation of the Sellers enforceable against each of them severally and not jointly and severally, in accordance with its terms, except as enforcement thereof may be limited by bankruptcy, insolvency or other similar laws affecting the enforcement of creditors rights in general, moratorium laws or by general principles of equity.

      SECTION 3.3 Governmental Authorization. The execution, delivery and performance by the Sellers of this Agreement and the Escrow Agreement and the consummation by the Sellers of the transactions contemplated by this Agreement and the Escrow Agreement require no action by or in respect of, or filing with, any federal, state, local or foreign governmental body, agency, official or authority ("Governmental Authority") other than (a) compliance with any applicable requirements of the HSR Act; (b) compliance with any foreign antitrust, merger or transaction clearance law or regulation or other law, regulation or policy governing the approval by any governmental, regulatory or administrative body or council of the transactions contemplated hereby; (c) compliance with any applicable requirements of the Securities Act of 1933 Act, as amended, and the rules and regulations promulgated thereunder (the "1933 Act") or a valid exemption therefrom; (d) compliance with any applicable foreign or state securities or Blue Sky laws; (e) notice to, and satisfactory conclusion of, negotiations with applicable works and labor councils in jurisdictions where such notice and negotiations are required; and (f) immaterial actions or filings relating to ordinary operational matters.

      SECTION 3.4 Non-Contravention. Except as set forth on Section 3.4 of the Sellers Disclosure Schedule, the execution, delivery and performance by the Sellers of this Agreement and the Escrow Agreement and the consummation by the Sellers of the transactions contemplated hereby and thereby do not, (a) contravene or conflict with the certificate of incorporation or bylaws, the declaration of trust, as applicable, of any Seller, the Company or any Subsidiary, (b) assuming compliance with the matters referred to in Section 3.3, contravene or conflict with or constitute a violation of any provision of any law, regulation, judgment, injunction, order or decree binding upon or applicable to any of the Sellers or the Company, (c) constitute a default (or an event which with notice, the lapse of time or both would become a default) under, or give rise to a right of termination, cancellation or acceleration of any material agreement, contract or other instrument binding upon the Company or any Seller (each a "Contract" and collectively the "Contracts") or any material license, franchise, permit or other similar authorization held by the Company that cannot be removed or waived on or prior to the Closing, (d) result in the creation or imposition of any Lien on any asset of the Company or any Seller, other than any such event described in subsection (b), (c) or (d) which has not had and is not reasonably likely to have a Material Adverse Effect. Section 3.4 of the Sellers Disclosure Schedule sets forth all notices to, and all necessary consents, waivers and approvals ("Consents and Approvals") of, parties to any Contracts as are required thereunder in connection with the transactions contemplated hereby, or for any such Contract to remain in full force and effect without limitation, modification or alteration (including payment of any additional amounts or consideration other than ongoing fees, royalties or payments which the Company or any of its

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Subsidiaries, as the case may be, would otherwise be required to pay pursuant to the terms of such Contracts had the transactions contemplated by this Agreement not occurred) after the Closing so as to preserve all rights of, and benefits to, the Company and its Subsidiaries, as the case may be, under such Contracts from and after the Closing.

      SECTION 3.5 Capitalization of the Company. The authorized capital stock of the Company consists of 100,000 shares of common stock, par value $0.01 per share. As of the date of this Agreement, (a) 100,000 shares of the Company's common stock are issued and outstanding, (b) no shares are issued and held in the treasury of the Company, and (c) all shares have been offered, sold and delivered by the Company in accordance with all applicable U.S. federal, state, foreign or local statutes, laws, rules or regulations, including U.S. federal and state securities laws. All of the outstanding shares are duly authorized, validly issued, fully paid and non-assessable, are free and clear of all Liens (other than Permitted Liens) and not subject to any preemptive rights. All of the issued shares of the Company are held of record and beneficially by the Sellers. Except as set forth above, as of the date of this Agreement, (A) there are no shares of capital stock of the Company authorized, issued or outstanding; and (B) except as set forth on Section 3.5 of the Sellers Disclosure Schedule, there are no existing options, warrants, calls, preemptive rights, subscriptions or other rights, agreements, arrangements or commitments of any character, relating to the issued or unissued capital stock of the Company, obligating the Company or any of the Sellers to issue, transfer or sell, or cause to be issued, transferred or sold, any shares of capital stock of the Company.

      SECTION 3.6 Subsidiaries.

            (a) Section 3.6 of the Sellers Disclosure Schedule sets forth a list of each of the direct and indirect Subsidiaries of the Company (each, a "Subsidiary" and collectively, the "Subsidiaries"), their respective jurisdictions of organization, and each jurisdiction where such Subsidiary is qualified to conduct business. All outstanding shares of stock of each Subsidiary are held directly by the Company or by one or more of other Subsidiaries. Each Subsidiary is a corporation or other legal entity duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation or formation and has all requisite corporate, limited liability company, partnership or other similar power and authority and all necessary governmental approvals to carry on its business as currently being conducted and to own the properties and assets it currently owns, except where the failure to be so organized, existing and in good standing or to have such power, authority, and governmental approvals has not had and is not reasonably likely to have a Material Adverse Effect. Neither the Company nor any Subsidiary, directly or indirectly, owns any material equity interest in any Person which is not a Subsidiary.

            (b) The capital stock of each Subsidiary is owned free and clear of all Liens, except for Permitted Liens, and is non-assessable. As of the date hereof, there are no existing options, warrants, calls, preemptive rights, subscriptions or other rights, agreements, arrangements or commitments or any character, relating to the issued or unissued capital stock of any Subsidiary, obligating either the Company or such Subsidiary to issue, transfer or sell or cause to be issued, transferred or sold any additional shares of capital stock of such Subsidiary.

      SECTION 3.7 Financial Statements and Internal Controls. (a) The Company has delivered to Buyer copies of the following financial statements (the "Financial Statements") as of and for the periods indicated:

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                  (i) An unaudited consolidated balance sheet of the Company as of September 30, 2004, and the unaudited consolidated statements of operations, changes in stockholders' equity and cash flows of the Company for the six-month period ended September 30, 2004 (the "Latest Balance Sheet"); and

                  (ii) Audited consolidated balance sheets of the Company as of December 31, 2002 and December 31, 2003 and consolidated statements of income, changes in stockholders' equity and cash flows of the Company for the period beginning August 9, 2002 and ending December 31, 2002; and for the year ended December 31, 2003.

      Except as set forth in Section 3.7 of the Sellers Disclosure Schedule and except for normal year end adjustments and lack of footnote disclosures, the Financial Statements (i) were prepared in accordance with the books and records of the Company; (ii) were prepared in accordance with generally accepted accounting principles applied in the United States ("U.S. GAAP") consistently applied; (iii) were prepared by the Sellers to reflect the consolidated operations of the Company and the Subsidiaries; and (iv) fairly present in all material respects the consolidated financial position of the Company as of the indicated dates and the consolidated results of operations and cash flows of the Company for the indicated periods.

            (b) To the Knowledge of the Sellers, since August 9, 2002, no employee of the Company or any Subsidiary has provided or is providing information involving the Company or any of its officers or directors to any law enforcement agency regarding the commission or possible commission of any crime or the violation or possible violation of any applicable statute, law, ordinance, rule or regulation of any Governmental Authority having jurisdiction over the Company, any of its Subsidiaries or any part of their respective operations.

            (c) During the periods covered by the Financial Statements, the Company's external auditor was independent of the Company and its management. For purposes hereof, "independent of the Company and its management" shall mean that the Company and its external auditor complied at all times with the auditor independence requirements of Title II of the Sarbanes-Oxley Act of 2002, the Securities and Exchange Commission and any regulatory body claiming jurisdiction over the accounting profession as if the Company were an issuer with a class of securities registered pursuant to the Exchange Act during the periods covered by the Financial Statements.

            (d) Section 3.7 of the Sellers Disclosure Schedule sets forth any and all written communications by the Company's external auditors advising the Company's Board of Directors, or any committee thereof, of a matter that would qualify as a reportable event under Section 304(a)(1)(v) of Regulation S-K concerning any of the following and pertaining to any period covered by the Financial Statements: critical accounting policies, internal control over financial reporting, significant accounting estimates or judgments, alternative accounting treatments and any required communications with the Company's Board of Directors, or any committee thereof.

      SECTION 3.8 Absence of Certain Changes. Since September 30, 2004, the Company and each of the Subsidiaries has conducted its respective business and operations in the ordinary course and, except as set forth in Section 3.8 of the Sellers Disclosure Schedule, neither the Company nor any Subsidiary has:

            (a) amended its certificate of incorporation or bylaws (or similar organizational documents);

            (b) merged or consolidated with any other Person or acquired any material assets of any other Person (other than the acquisition of inventory in the ordinary course);

            (c) sold or licensed any Intellectual Property other than in connection with product sales in the ordinary course;

            (d) created or assumed any Lien on any material asset other than Permitted Liens;

            (e) issued, granted, delivered or sold, or authorized or proposed the issuance, grant, delivery or sale of, any Subsidiary securities or any securities convertible into or exchangeable for, or any rights, warrants or options to acquire, any Subsidiary securities;

            (f) adjusted, split, combined or reclassified, or taken any other similar action with respect to, any of its capital stock;

            (g) entered into any agreement, understanding or arrangement with respect to the sale or voting of any of its capital stock;

            (h) made any loans, advances or capital contributions to, or investments in, any other Person other than (i) loans, advances or capital contributions to or from Subsidiaries or the Company or investments in Subsidiaries, or (ii) loans or advances to employees in the ordinary course;

            (i) amended any existing or entered into any new employment, severance or termination agreement with any director or officer of the Company or any Subsidiary;

            (j) increased the compensation, bonus or other benefits payable to officers and employees other than in the ordinary course;

            (k) adopted any material new employee benefit plan, program or arrangement or amended or modified, any existing Employee Plan or benefit arrangement in any material respect except to the extent required by applicable law;

            (l) authorized, recommended, proposed or announced an intention to adopt a plan of complete or partial liquidation or dissolution or any plan of division or share exchange;

            (m) changed any method of accounting or any accounting principle or practice used by the Company, except for any such change required by reason of a change in U.S. GAAP;

            (n) incurred or committed to any obligation to make any capital expenditure (or series of capital expenditures) in excess of $100,000 individually or $250,000 in the aggregate;

            (o) sold, leased, transferred or assigned any of its assets, tangible or intangible, other than sales or licenses of the Company's Products in the ordinary course;

            (p) cancelled, compromised, waived or released any claim (or series of related rights and claims) asserted by the Company or any Subsidiary in any Action involving more than $100,000 individually or $250,000 in the aggregate per entity;

            (q) declared, set aside or paid, or agreed to pay any dividend or make any other distribution with respect to any shares of capital stock of the Company to any of the Sellers; or

            (r) committed to do any of the foregoing.

      SECTION 3.9 No Undisclosed Material Liabilities. There are no liabilities, commitments or obligations (whether pursuant to contract or otherwise) of the Company or any Subsidiary, other than:

            (a) liabilities, commitments or obligations disclosed in the Sellers Disclosure Schedule;

            (b) liabilities, commitments or obligations reflected in the Financial Statements;

            (c) liabilities, commitments or obligations incurred since the date of the Financial Statements in the ordinary course of business;

            (d) liabilities, commitments and obligations that are not material in the aggregate; and

            (e) liabilities, commitments or obligations under this Agreement.

      SECTION 3.10 Litigation; Investigations. Except as set forth on Section
3.10 of the Sellers Disclosure Schedule, there is no material claim, litigation, proceeding or government investigation ("Action") pending or, to the Knowledge of the Sellers, threatened against the Company, any Subsidiary or the Sellers. There are no writs, decrees, injunctions or orders of any court or governmental or regulatory agency, authority or body outstanding against the Company. There is no internal or external investigation pending or, to the Knowledge of the Sellers, threatened against or affecting the Company or any Subsidiary by or before any court or governmental or regulatory authority or body, which is reasonably likely to result in a Material Adverse Effect.

      SECTION 3.11 Taxes.

            (a) The Company and each of the Subsidiaries has filed (or has caused to be filed) on a timely basis (including after extensions) all material Tax Returns required to be filed and all Tax Returns have been prepared in compliance with all applicable laws and regulations and are true and accurate in all material respects. All Taxes due and payable by the Company and each of the Subsidiaries, whether or not shown as due on such Tax Returns, have been paid or are being contested in good faith, and are accrued in the Company's financial statements. The Company and each of the Subsidiaries has withheld and paid over all Taxes required to have been withheld and paid over and complied with all information reporting and back-up withholding requirements, in connection with amounts paid or owing to any employee, independent contractor or third party. There are no liens for Taxes upon any property or assets of the Company or any of the Subsidiaries, except for liens for ad valorem property Taxes not yet due or for Taxes that are being contested in good faith and are accrued in the Company's financial statements. The aggregate unpaid Taxes of the Company and the Subsidiaries (i) did not, as of the date of the Latest Balance Sheet, exceed in any material respect the reserve for Tax liability as of the date thereof set forth on the face of the Latest Balance Sheet and (ii) will not as of the Closing Date exceed in any material respect that reserve as adjusted for the passage of time through the Closing Date in accordance with the past custom and practice of the Company.

            (b) Except as set forth in Section 3.11 of the Sellers Disclosure
Schedule: (i) the Company and each of the Subsidiaries has not requested or been granted an extension of the time for filing any Tax Return which has not yet been filed; (ii) the Company and each of the Subsidiaries has not consented to extend to a date later than the date hereof the time in which any Tax may be assessed or collected by any Taxing Authority; (iii) there are no outstanding material claims, deficiencies or proposed adjustments for any amount of Tax proposed, asserted or assessed by any Taxing Authority against the Company or any of the Subsidiaries, and there is no action, suit, Taxing Authority proceeding or audit now in progress, pending or, to the Sellers' Knowledge, threatened against or with respect to the Company or any of the Subsidiaries;
(iv) during the period of the Sellers' ownership, the Company has not been a member of an affiliated group (within the meaning of Code Section 1504(a)), or filed or been included in a combined, consolidated or unitary income tax Return, other than one filed by the Company; (v) except as set forth on Disclosure 3.11(b), the Company and each of the Subsidiaries is not liable for any amount of Taxes of another Person under Treas. Reg. Section 1.1502-6 (or comparable provisions of state, local or foreign law), as a transferee or successor, or by contract or indemnity; and (vi) except as set forth on Disclosure 3.11(b), the Company and each of the Subsidiaries is not a party to or bound by any Tax allocation or Tax sharing agreement or has any current or potential contractual obligation to indemnify any other person with respect to Taxes.

            (c) Section 3.11 of the Sellers Disclosure Schedule contains a list of states, territories and jurisdictions in the United States and foreign federal jurisdictions in which the Company or any Subsidiary is currently required to file material income Tax Returns. Neither the Company nor any Subsidiary will be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any: (A) change in method of accounting for a taxable period ending on or prior to the Closing Date or (B) "closing agreement" as described in Code Section 7121 (or any corresponding or similar provision of state, local or foreign income Tax law) executed on or prior to the Closing Date.

      SECTION 3.12 ERISA.

            (a) Section 3.12 of the Sellers Disclosure Schedule contain a list identifying each "Employee Benefit Plan", as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974 ("ERISA"), and each other material employee benefit plan, policy or arrangement currently being maintained, administered or contributed to, or required to be contributed to, by the Company or any Subsidiary or any Co-Employer or ERISA Affiliate, each as defined below, for the benefit of any current employee of the Company or any Subsidiary, as applicable (each, an "Employee Plan"), but excluding in any case plans sponsored by Governmental Authority. "ERISA Affiliate" shall mean any Person that, together with the Company or any of its Affiliates, would be treated as a single employer under Section 414 of the Code or Section 4001 of ERISA and the regulations thereunder. "Co-Employer" shall mean any Person that is or was considered to be a co-employer with the Company or any of its Subsidiaries. Copies of each Employee Plan have been made available to Buyer and, with respect to each such Plan, copies of any amendments thereto and, if applicable, (i) related trust agreements, (ii) the most recent annual reports on Form 5500 and all schedules thereto, (iii) for any Employee Plan is funded, the most recent annual and periodic accounting of Employee Plan assets, (iv) the most recent summary plan description together with the most recent summary of material modifications, if any, with respect to each Employee Plan, (v) all determination, opinion, notification and advisory letters and rulings relating to Employee Plans issued by the Internal Revenue Service ("IRS") and copies of all applications and correspondence to or from the IRS, Department of Labor ("DOL") or any other Governmental Entity with respect to any Employee Plan all forms and notices relating to the provision of post-employment continuation of health coverage, (vi) all policies pertaining to fiduciary liability insurance covering the fiduciaries of each Employee Plan and (vii) all discrimination and qualification tests, if any, for each Employee Plan for the most recent plan year, and any favorable determination letter issued by the IRS.

            (b) Each Employee Plan that is intended to be qualified under
Section 401(a) of the Code each Employee Plan intended to qualify under Section 401(a) of the Code and each trust intended to qualify under Section 501(a) of the Code is so qualified and each Employee Plan has been determined to be so qualified by the IRS.

            (c) No Employee Plan is a "multiemployer plan" within the meaning of
Section 4001(a)(3) of ERISA. None of the Company, any Subsidiary or any ERISA Affiliate maintains, sponsors, participates in, or contributes to, any "employee pension benefit plan," within the meaning of Section 3(2) of ERISA which is subject to Title IV of ERISA or Section 412 of the Code.

            (d) Each Employee Plan and all related trusts, insurance contracts and funds have been maintained, funded and administered in material compliance with their terms and in material compliance with the applicable provisions of ERISA, the Code, and any other applicable laws. With respect to each Employee Plan, all required payments, premiums, contributions, distributions, or reimbursements for all periods ending prior to or as of the Closing Date have been made or properly accrued. No non-exempt "prohibited transaction," within the meaning of Section 4975 of the Code or Section 406 of ERISA, has occurred with respect to any Employee Plan. There are no material audits, inquiries or proceedings pending or, to the knowledge of the Company, threatened by the IRS or DOL with respect to any Employee Plan, all annual reports and other filings required by the DOL or the IRS have been timely made, neither the Company nor any of its Subsidiaries is subject to any penalty or Tax with respect to any Employee Plan under Section 501(i) of ERISA or Section 4975 through 4980D of the Code, and, except as disclosed, no Employee Plan is sponsored or maintained by Co-Employer.

            (e) No Employee Plan promises or provides retiree or post-employment medical or life insurance benefits to any Person, except for continuation coverage required by Section 4980B of the Code or Part 6 of Title I of ERISA (or similar state law).

            (f) There are no Actions relating to the Employee Plans pending or, to the Sellers' Knowledge, threatened, other than routine Actions for benefits payable in the normal operation of the Employee Plans.

            (g) Each employee benefit plan, program, agreement or arrangement applicable to employees outside the United States (i) which the Company or any Subsidiary maintains or sponsors, (ii) to which the Company or any Subsidiary contributes or (iii) with respect to which the Company or any Subsidiary has any liability (each, a "Foreign Plan"), is in compliance in all material respects with all laws applicable thereto and the respective requirements of such Foreign Plan's governing documents, and no Foreign Plan has any unfunded liabilities other than such liabilities reflected in the Financial Statements.

            (h) No payment or benefit, whether under an Employee Plan, an agreement or otherwise which will or may be made by the Company, any of its Subsidiaries or Parent or any of their respective Affiliates with respect to any Employee resulting from this transaction will be characterized as an "excess parachute payment," within the meaning of Section 280G(b)(2) of the Code.

      SECTION 3.13 Compliance with Laws. Except as set forth on Section 3.13 of the Sellers Disclosure Schedule, the Company and each Subsidiary is not in violation of any applicable statute, law, ordinance, regulation, rule, judgment, decree or order of any Governmental Authority applicable to the Company's business or operations, except where such violation has not had and is not reasonably likely to result in a Material Adverse Effect. In the past six months neither the Company nor any Subsidiary has received any written communication from any Governmental Authority that alleges that it is not in compliance with any applicable law.

      SECTION 3.14 Intellectual Property Rights.

            (a) Section 3.14 of the Sellers Disclosure Schedule sets forth a true and complete list of all Registered Intellectual Property owned by the Company or its Subsidiaries, or which, to the Knowledge of the Sellers, the Company or its Subsidiaries has an ownership interest (whether exclusively, jointly with another entity, or otherwise), as of the date of this Agreement.
Section 3.14 of the Sellers Disclosure Schedule accurately identifies (a) each item of Registered Intellectual Property; (b) the owner of the item of Registered Intellectual Property; (c) the jurisdiction in which such item of Registered IP has been registered or filed and the applicable registration or serial number; (d) any other entity that has an ownership interest in such item of Registered Intellectual Property and the nature of such ownership interest. The Sellers have provided to Buyer copies available from the U.S. Patent and Trademark Office of the files relating to each registered patent material to the Company's business.

            (b) The Company or its Subsidiaries owns the entire right, title and interest in and to the Registered Intellectual Property described and identified in Section 3.14 of the Sellers Disclosure Schedule free and clear of any Liens or other proprietary interests, except for Permitted Liens or as provided in
Section 3.14 of the Sellers Disclosure Schedule.

            (c) The Intellectual Property that is (i) currently used by such Company or Subsidiary and (ii) is material to the conduct of such Company's or Subsidiaries' respective business or operations as currently conducted is referred to herein as "Company IP". That portion of Company IP wholly owned by the Company or its Subsidiaries is referred to herein as the "Owned Company IP" and the Company IP used pursuant to a license is referred to herein as the "Licensed IP". Subject to Section 3.14(d), to the Knowledge of the Sellers, the Company or its Subsidiaries, as applicable, owns and has the right to use all Owned Company IP. The Licensed IP is used subject to a license agreement or other grant of rights that is a valid and binding agreement of the Company. To the Knowledge of the Sellers, each such license agreement has been validly entered into and is binding upon the other party thereto. Neither the Company nor a Subsidiary is in material breach of any license agreement, and to the Knowledge of the Sellers, there is no material breach or default by the counterparty to any license agreement. The Closing will not result in the loss or impairment of the Company and its Subsidiaries right to use any material Company IP. Without limiting the generality of the foregoing but only with respect to Owned Company IP:

                  (i) Other than as set forth in Section 3.14 of the Sellers Disclosure Letter, each person who is or was an employee or contractor of the Company or any of its Subsidiaries and who is or was involved in the creation or development of any Company IP has signed a valid, enforceable agreement containing confidentiality provisions protecting the Company IP. Except as set forth in Section 3.14 of the Sellers Disclosure Schedule, no current or former stockholder, officer, director, employee or any other person or entity has any claim, right (whether or not currently exercisable), or interest to or in any Company IP. To the Knowledge of the Sellers, no employee or contractor is (a) bound by or otherwise subject to any obligations to a third-party restricting such party from performing his or her duties for the Company and its Subsidiaries or (b) in breach of any contract with any former employer or other entity concerning Intellectual Property or confidentiality.

                  (ii) To the Knowledge of the Sellers, no funding, facilities, or personnel of any university or government agency were used, directly or indirectly, to develop or create, in whole or in part, any Company IP.

                  (iii) To the Knowledge of the Sellers, the Company and each of its Subsidiaries have taken reasonable steps to maintain the confidentiality of and otherwise protect and enforce their rights in all material proprietary information that the Company or any of its Subsidiaries holds, or purports to hold, as a trade secret.

                  (iv) None of the Company or any of its Subsidiaries has assigned or otherwise transferred ownership of, or agreed to assign or otherwise transfer ownership of, any material Company IP currently used in the business of the Company or its Subsidiaries to any other Person.

                  (v) To the Knowledge of the Sellers, none of the Company or any of its Subsidiaries is or was a member or promoter of, or a contributor to, any industry standards body or similar organization that could require or obligate the Company or any of its Subsidiaries to grant or offer to any other Person any license or right to any material Company IP.

                  (vi) To the Knowledge of the Sellers, neither the Company nor any of its Subsidiaries has misappropriated any confidential information of any third party in the development of the Company's products.

            (d) To the Knowledge of the Sellers, neither (i) the products manufactured or produced and services distributed, published, provided, licensed or sold by or on behalf of the Company or any of its Subsidiaries nor (ii) the operations of the Company or any of the Subsidiaries has infringed upon, misappropriated, or otherwise violated the proprietary rights of any third party or the Intellectual Property of any third party. No infringement, misappropriation, or similar claim or legal proceeding is pending and has been served on the Company or its Subsidiaries or, to the Knowledge of the Sellers, threatened against the Company or any of its Subsidiaries or, to the Knowledge of the Sellers, pending or threatened against any other entity who may be entitled to be indemnified, defended, held harmless, or reimbursed by the Company or any of its Subsidiaries with respect to such claim or legal proceeding. None of the Company or any of its Subsidiaries has received any written notice or other communication in the past twelve months relating to any actual, alleged, or suspected infringement, misappropriation, or violation of any Owned Company IP or Intellectual Property Rights of another person. Except as set forth on Section 3.14 of the Sellers

Disclosure Schedule, the Company has not received written notice that there is any outstanding Order affecting the right of the Company or the Subsidiaries to develop, license, use, sell, distribute or modify the Intellectual Property which is material to the Company's or any of the Subsidiaries respective business or operations.

            (e) Section 3.14 of the Sellers Disclosure Schedule includes a true and complete list of all material agreements (other than, among other agreements, shrink wrap, "browse wrap" licenses, "click wrap" licenses and any licenses for generally available third party commercial software, but including "Open Source" licenses as defined in Section 3.14(j) hereof) to which the Company is a party and pursuant to which the Company or any Subsidiary has licensed or otherwise received from a third party any rights in Company IP, including the title and date of the agreement. The Company and its Subsidiaries have complied in all material respects with all of their respective obligations under all such listed agreements.

            (f) Section 3.14 of the Seller Disclosure Schedule includes a true and complete list of all agreements pursuant to which any Person has been granted by the Company or any Subsidiary any license under, or otherwise has received or acquired any right (whether or not currently exercisable) or interest in, any Company IP (other than non-exclusive, object code software licenses granted to end user customers, resellers, distributors, integrators and others in the chain of distribution under an end-user or distribution license agreement in the ordinary course of the licensing or distribution of the Company's or any Subsidiary's products or any agreements not material to the Company and its Subsidiaries). Except as set forth in such agreements, none of the Company or any of its Subsidiaries is bound by, and no Owned Company IP is subject to, any agreement containing any covenant or other provision that in any way limits or restricts in any material respect the ability of the Company to use, exploit, assert, or enforce any Owned Company IP anywhere in the world.

            (g) To the Knowledge of the Sellers, except as would not be material no Person has infringed, misappropriated, or otherwise violated any Owned Company IP. To the Knowledge of the Sellers, no Intellectual Property owned by the Company, which is material to the Company's business or operations is being infringed by any Person in any material respect. Section 3.14 of the Sellers Disclosure Schedule identifies (and the Company has provided to Buyer a complete and accurate copy of) each letter or other written or electronic communication or correspondence that has been sent or otherwise delivered in the last two years by or to the Company or any of its Subsidiaries or any Representative of the Company or any of its Subsidiaries regarding any actual, alleged, or suspected infringement or misappropriation of any Owned Company IP.

            (h) The Company (i) has taken commercially reasonable actions to maintain and protect the Company's and the Subsidiaries' material Registered Intellectual Property, including payment of all fees, annuities and all other payments which have heretofore become due to any government authority with respect to the Company's or the Subsidiaries' material U.S. Registered Intellectual Property, and (ii) has taken all reasonable steps necessary to prosecute and maintain the same. Without limiting the generality of the foregoing, except as has not had a Material Adverse Effect:

                  (i) Each U.S. patent application and U.S. patent in which the Company or any of its Subsidiaries wholly owns was filed within one year of a printed publication, public use, or offer for sale of each invention described in the U.S. patent application or U.S. patent, if any. Each foreign patent application and foreign patent in which the Company or any of its Subsidiaries wholly owns was filed or claims priority to a patent application filed prior to each invention described in the foreign patent application or foreign patent being made available to the public.

                  (ii) Except as set forth on Schedule 3.14(h)(ii) of the Sellers Disclosure Letter and other than office actions in the ordinary course within the last two years, no application for a patent or a copyright, mask work, or trademark registration or any other type of material Registered Intellectual Property filed by or on behalf of the Company or any of its Subsidiaries has been abandoned, allowed to lapse, or rejected, or become subject to interference, opposition, reissue, reexamination or other legal proceeding.

            (i) All of the Company's products perform in accordance with the documentation and specifications provided to the Company's customers in connection with the purchase thereof except where the failure to so perform has not had and is not reasonably likely to result in a Material Adverse Effect.

            (j) Except as would not be material, no software owned, used or distributed by the Company, other than Open Source Software (as defined below) ("Company Software") is subject to any obligation or condition (including any obligation or condition under any open source, freeware or shareware ("Open Source") license such as the GNU Public License, Lesser GNU Public License, or Mozilla Public License) that (a) would require, or would condition the use or distribution of such Company Software on the disclosure, licensing, or distribution of any source code for any portion of such Company Software, or (b) would otherwise impose any limitation, restriction, or condition on the right or ability of the Company or any of its Subsidiaries to use or distribute, or control or restrict distribution of any Company Software. Except as would not be material, each of the Company's products contains all notices, disclaimers and attributions necessary to demonstrate and preserve the Company's (or its Subsidiaries') rights in the Company IP, and to comply with the obligations set forth in all agreements, including without limitation Open Source license agreements.

      SECTION 3.15 Environmental Matters.

            (a) No notice, notification, demand, request for information, citation, summons or order has been received by the Company or any Subsidiary, no complaint has been filed against and received by the Company or any Subsidiary, no penalty has been assessed, and no action or review is pending before any Governmental Authority or, to the Knowledge of the Sellers, threatened by any Governmental Authority or other Person with respect to any matters relating to the Company or any Subsidiary and arising out of any Environmental Law or Environmental Permit which has had or is reasonably likely to result in a Material Adverse Effect.

            (b) To the Knowledge of the Sellers, the Company and each Subsidiary is in compliance with all Environmental Laws and Environmental Permits, as applicable, except where any noncompliance or failure to obtain such Environmental Permits or comply with such Environmental Laws has not had and is not reasonably likely to result in a Material Adverse Effect. To the Knowledge of the Sellers, there have not been any releases of hazardous materials, pollutants or contaminants on any property currently or formerly owned, used, leased or operated by the Company.

      SECTION 3.16 Finders Fees. There are no fees or commissions payable by the Company in connection with the transactions contemplated by this Agreement.

      SECTION 3.17 Title to Properties. The Company and each Subsidiary holds under valid leases all machinery and equipment used in the conduct of their respective business and operations, as currently conducted. There are no Liens on any assets, rights or personal properties of the Company or any Subsidiary other than Permitted Liens.

      SECTION 3.18 Real Property. Neither the Company nor any Subsidiary owns any real property. Section 3.18 of the Sellers Disclosure Schedule sets forth a complete and accurate list of all material real property leases. The Company has valid and binding (by general principles of equity) leases with respect to any real property leased by the Company or any Subsidiary, such leases are in full force and effect, the Company has performed all the obligations required to be performed by it under said leases, except where any such failure to perform has not had and is not reasonably likely to result in a Material Adverse Effect, and the Company possess and quietly enjoy said properties under said leases, and such properties are not subject to any Liens, easements, rights of way, building or use restrictions, exceptions, reservations or limitations, other than Permitted Liens.

      SECTION 3.19 Contracts. Section 3.19 of the Sellers Disclosure Schedule lists all Contracts to which the Company or any Subsidiary is a party as of the date of this Agreement which fall within any of the following categories:

            (a) agreements (excluding non-disclosure agreements and purchase orders entered into in the ordinary course of business) with any customer or reseller (i) from whom the Company or any Subsidiary recognized revenues in excess of $250,000 in the aggregate during the twelve-month period ended June 30, 2004, or (ii) that is obligated to purchase more than $200,000 in the aggregate in products or services from the Company or any Subsidiary during the twelve-month period beginning July 1, 2004;

            (b) joint venture, partnership and similar equity or investment related agreements;

            (c) collective bargaining agreements;

            (d) contracts containing covenants materially limiting the freedom of the Company or any Subsidiary to compete in any line of business in any geographic area;

            (e) contracts related to the purchase or sale of material assets outside of the ordinary course of business;

            (f) agreements with third parties with whom the Company or any Subsidiary has (i) expended more than $200,000 during the twelve-month period ended June 30, 2004 or (ii) with whom the Company or any Subsidiary is obligated to expend more than $200,000 during the twelve-month period beginning July 1, 2004, and which are not cancelable;

            (g) contracts or series of related contracts relating to any outstanding non-cancelable commitment to make capital expenditures after the date of this Agreement in an amount in excess of $100,000;

            (h) indentures, mortgages, promissory notes, loan agreements, guarantees of the debt of any other Person, letters of credit or other agreements or instruments with commitments creating any liability for the Company or any Subsidiary;

            (i) agreements under which the Company or any Subsidiary has advanced or loaned money to any other Person, other than travel advances made in the ordinary course (it being understood that this provision is not intended to refer to the extension by the Company or any Subsidiary of payment terms to any customer in the ordinary course of business);

            (j) agreements (or group of related agreements) for the lease of personal property from any person providing for lease payments in excess of $100,000 per year;

            (k) agreements to guaranty or be responsible for the obligations or liabilities of any other Person in an aggregate amount in excess of $100,000 (it being understood that this provision is not intended to refer to any agreement by the Company or any Subsidiary to indemnify or otherwise bear any liability, cost or expense incurred by any customer or vendor to the extent such agreement is entered into in the ordinary course of business);

            (l) agreements with distributors or resellers of the Company's or any Subsidiary's products from whom the Company or any such Subsidiary recognized revenues in excess of $250,000 in the aggregate during the twelve-month period ended June 30, 2004 (other than non-disclosure agreements and purchase orders entered into in the ordinary course of business); or

            (m) currency exchange agreements or other hedging arrangements.

To the Knowledge of the Sellers, neither the Company (or the applicable Subsidiary) nor any other party thereto is in material violation of or in material default in respect of, nor has there occurred any event or condition which with or without notice or lapse of time or giving of notice (or both) which has not had or is reasonably likely to result in a Material Adverse Effect.

Except as set forth on Section 3.19 of the Sellers Disclosure Schedule, each Contract is a valid and binding obligation of the Company and, to the Knowledge of the Sellers, each other party thereto, and is in full force and effect as of the date hereof, other than contracts that have expired in accordance with their terms.

      SECTION 3.20 Product Liabilities. To the Knowledge of the Sellers, there is no material liability that is not disclosed in the Sellers Disclosure Schedule or the Financial Statements for damage, loss, cost or expense as a result of any defect or other deficiency (whether of design, materials, workmanship, labeling instructions or otherwise) with respect to any product sold or services rendered by or on behalf of the Company or any Subsidiary.

      SECTION 3.21 Affiliate Transactions. Except as set forth on Section 3.21 of the Sellers Disclosure Schedule, there are no material contracts or other material transactions between the Company or any Subsidiary, on the one hand, and (i) any of the Sellers; (ii) any officer or director of the Company or any Subsidiary; or (iii) any Affiliate (as such term is defined in Regulation 12b-2 promulgated under the 1934 Act but excluding the Company and the Subsidiaries) of the Sellers, the Company or any Subsidiary or any such officer or director, on the other hand, that are less favorable to the Company or any such Subsidiary than if the Company or such Subsidiary were to have entered into such a contract or transaction with a Person independent from the Company or any such Subsidiary.

      SECTION 3.22 Insurance. Section 3.22 of the Sellers Disclosure Schedule sets forth all insurance policies maintained for the benefit of or in connection with the Company. The Company is covered by valid and in force policies of insurance customary in type and amount for the business conducted by the Company.

      SECTION 3.23 Employment Matters.

            (a) Neither the Company nor any of the Subsidiaries with a principal place of business in the United States of America ("U.S. Subsidiaries") is a party to any collective bargaining agreement applicable to employees whose principal place of employment is the United States of America. There are no labor unions voluntarily recognized or certified to represent any bargaining unit of employees at the Company or, to the Sellers' Knowledge, at any of the U.S. Subsidiaries. No work stoppage, labor strike or slowdown against the Company or any of the U.S. Subsidiaries is pending or, to the Sellers' Knowledge, threatened. Neither the Company nor any of the U.S. Subsidiaries is involved in or, to the Sellers' Knowledge, threatened with any labor dispute or grievance, which has had or is reasonably likely to have a Material Adverse Effect. To the Sellers' Knowledge, there is no labor union or other similar organization currently attempting to organize with respect to any employees of the Company or any of the U.S. Subsidiaries.

            (b) Section 3.23 of the Sellers Disclosure Schedule contains a list of all employment agreements and severance agreements with any officers, directors and employees of the Company and the Subsidiaries.

            (c) Section 3.23 of the Sellers Disclosure Schedule contains a list of the names of all of the employees, independent contractors and temporary employees of the Company and the Subsidiaries who receive annual compensation in excess of $125,000 or more.

            (d) Except as set forth in Section 3.23 of the Sellers Disclosure Schedule, the employment of each of the Company and the Subsidiaries' employees is terminable at-will.

            (e) The Company and the Subsidiaries do not have a present intention to terminate the employment of any employee.

      SECTION 3.24 No Other Representations. Buyer acknowledges that:

      Except for the representations and warranties contained in this Article 3, neither the Sellers nor any other Person acting on behalf of the Sellers, makes or has made any representation or warranty, express or implied. The Sellers have not made any representation or warranty, expressed or implied, as to the accuracy or completeness of any information regarding the Sellers, the Shares, the Company, any Subsidiary or otherwise, other than those representations and warranties expressly made in this Article 3, and the Sellers will not have or be subject to any liability to Buyer or any other Person resulting from Buyer's or its representatives' use of any financial information, projections, budgets or any other document or information, other than as set forth in those representations and warranties expressly made by the Sellers to Buyer in this
Article 3. EXCEPT AS OTHERWISE SPECIFICALLY PROVIDED IN THIS ARTICLE 3, THE SELLERS MAKE NO REPRESENTATIONS OR WARRANTIES TO BUYER, EXPRESS OR IMPLIED, WITH RESPECT TO THE COMPANY OR ITS BUSINESS, OPERATIONS, PROPERTIES, AND LIABILITIES OR OBLIGATIONS, WHETHER ARISING BY STATUTE OR OTHERWISE IN LAW INCLUDING, WITHOUT LIMITATION, ANY IMPLIED WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE OR OTHERWISE.

                                   ARTICLE 4

                     REPRESENTATIONS AND WARRANTIES OF BUYER

      Except as set forth in the disclosure schedule of Buyer attached hereto (the "Buyer Disclosure Schedule"), Buyer represents and warrants to the Sellers that:

      SECTION 4.1 Corporate Existence and Power. Buyer is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of organization, and has all requisite right, power and authority to enter into and perform this Agreement and any other agreements contemplated by this Agreement.

      SECTION 4.2 Corporate Authorization. The execution, delivery and performance by Buyer of this Agreement are within the powers of Buyer and have been duly authorized by all necessary action. This Agreement has been duly executed and delivered by Buyer and, assuming the due and valid authorization, execution and delivery of this Agreement by the Sellers, constitutes a valid and binding agreement of Buyer enforceable against Buyer in accordance with its terms, except as enforcement thereof may be limited by bankruptcy, insolvency or other similar laws affecting the enforcement of creditors rights in general, moratorium laws or by general principles of equity.

      SECTION 4.3 Governmental Authorization. The execution, delivery and performance by Buyer of this Agreement and the consummation by Buyer of the transactions contemplated by this Agreement require no action by or in respect of, or filing with, any Governmental Authority other than (a) compliance with any applicable requirements of the HSR Act; (b) compliance with any foreign antitrust, merger or transaction clearance law or regulation or other law, regulation or policy governing the approval by any governmental, regulatory or administrative body or council of the transactions contemplated hereby; (c) compliance with any applicable requirements of the 1933 Act; (d) compliance with any applicable requirements of the Securities Exchange Act of 1934, as amended;
(e) notice to, and satisfactory conclusion of, negotiations with applicable works and labor councils in jurisdictions where such notice and negotiations are required; (f) compliance with any applicable foreign or state securities or Blue Sky laws; and (g) immaterial actions or filings relating to ordinary operational matters.

      SECTION 4.4 Non-Contravention. The execution, delivery and performance by Buyer of this Agreement and the consummation by Buyer of the transactions contemplated by this Agreement do not, and will not (a) contravene or conflict with Buyer's charter documents, (b) assuming compliance with the matters referred to in Section 4.3, contravene or conflict with or constitute a violation of any provision of any law, regulation, judgment, injunction, order or decree binding upon or applicable to Buyer or any subsidiary of Buyer, (c) constitute a default (or an event which with notice, the lapse of time or both would become a default) under or give rise to a right of termination, cancellation or acceleration of any right or obligation of Buyer or any subsidiary of Buyer or to a loss of any benefit to which Buyer or any subsidiary of Buyer is entitled under any provision of any agreement, contract or other instrument binding upon Buyer or any subsidiary of Buyer or any license, franchise, permit or other similar authorization held by Buyer or any subsidiary of Buyer, or (d) require any action or consent or approval of any Person other than a Governmental Authority.

      SECTION 4.5 No Legal Actions. There is no Action pending against or to the Knowledge of Buyer, threatened against Buyer or affecting Buyer or any of its properties or otherwise that could adversely affect or restrict the ability of Buyer to consummate fully the transactions contemplated by this Agreement or that in any manner draws into question the validity of this Agreement.

      SECTION 4.6 Financing. Buyer's obligation to consummate the transactions contemplated by this Agreement is not subject to or conditioned upon obtaining financing, and Buyer has sufficient funds and resources to pay in full the Purchase Price in accordance with the provisions of this Agreement.

      SECTION 4.7 Investment Purpose. Buyer is acquiring the Shares for its own account for investment purposes and not with a view toward any resale or distribution in connection therewith.

      SECTION 4.8 Investigation by Buyer; the Sellers' Liability. Buyer has conducted its own independent investigation, review and analysis of the business, operations, assets, liabilities, results of operations, financial condition, software, technology and prospects of the Company's and the Subsidiaries' respective business and operations, which investigation, review and analysis was done by Buyer and, to the extent Buyer deemed appropriate, by Buyer's representatives. Buyer acknowledges that it and its representatives have been provided adequate access to the personnel, properties, premises and records of the Company and the Subsidiaries for such purpose. In entering into this Agreement, Buyer acknowledges that it has relied solely upon the aforementioned investigation, review and analysis and not on any factual representations of the Sellers or the Sellers' representatives (except the specific representations and warranties of the Sellers set forth in Article 3 hereof).

                                   ARTICLE 5

                       CERTAIN COVENANTS AND OTHER MATTERS

      Buyer and the Sellers hereby agree that:

      SECTION 5.1 Conduct of the Company. From the date hereof until the Closing Date, except as contemplated by this Agreement or as provided in Section 5.1 of the Sellers Disclosure Schedule or as otherwise consented to by Buyer (which consent shall not be unreasonably withheld, conditioned or delayed), the Sellers shall cause the Company and the Subsidiaries to conduct the Company's and the Subsidiaries' respective business and operations in the ordinary course and to use commercially reasonable efforts to preserve intact their business organizations and relationships with third parties and to keep available the services of their present employees. Without limiting the generality of the foregoing, except as expressly permitted in this Agreement (including, without limitation, the preceding sentence), from the date hereof until the Closing Date without prior written consent of Buyer, the Sellers shall use commercially reasonable efforts to ensure that:

            (a) The Company and the Subsidiaries do not adopt or propose any change in their respective certificates of incorporation or bylaws or other charter documents;

            (b) The Company and the Subsidiaries do not merge or consolidate with any other Person;

            (c) Other than as provided in the Company's capital expenditure budget (which capital expenditure budget is included in the Sellers Disclosure Schedule), the Company and its Subsidiaries do not acquire a material amount of assets of any other Person;

            (d) The Company does not declare, set aside or pay any dividend or make any other distribution with respect to any shares of the capital stock of the Company or in respect of any securities convertible or exchangeable for, or any rights, options or warrants to acquire, any capital stock of the Company;

            (e) The Company does not, and does not permit any Subsidiary to, create or assume any Lien on any material asset other than Permitted Liens; and none of the Sellers shall permit, create or assume any Lien on the Shares that would not be terminated prior to or at the Closing;

            (f) The Company does not, and does not permit any Subsidiary to, issue, grant, deliver or sell, or authorize or propose the issuance, grant, delivery or sale of, any capital stock of the Company, or of any Subsidiary or any securities convertible into or exchangeable for, or any rights, warrants or options to acquire capital stock of the Company or of any Subsidiary;

            (g) The Company (i) does not adjust, split, combine or reclassify, or take any other similar action with respect to, any capital stock of the Company, and (ii) does not, directly or indirectly, repurchase, redeem or otherwise acquire an amount of shares of capital stock of, or in respect of any securities convertible or exchangeable for, or any rights, options or warrants to acquire, any capital stock of, or other ownership interests in, the Company, or (iii) enter into any agreement, understanding or arrangement with respect to the sale or voting of any capital stock of the Company;

            (h) The Company and its Subsidiaries do not make any loans, advances or capital contributions to, or investments in, any other Person, other than travel advances in the ordinary course (it being understood that this provision is not intended to refer or limit in any way the Company's or any Subsidiary's ability to provide payment terms to any customer in the ordinary course of business);

            (i) The Company does not, and does not permit any of the Subsidiaries to, (i) change any severance or termination pay to, or enter into any employment, termination or severance arrangement with, any director, officer, consultant or employee of the Company or any Subsidiary; (ii) enter into any employment, deferred compensation or other similar agreement (or any amendment to any such existing agreement) with any director, officer or employee of the Company or any Subsidiary; (iii) increase or decrease benefits payable under any existing severance or termination pay policies, except as required by law; (iv) increase compensation, bonus or other benefits payable to directors, officers, consultant or employees of the Company or any Subsidiary; (v) adopt any new Employee Plan or other benefit arrangement; or (vi) otherwise amend or modify, any existing Employee Plan or other benefit arrangement except to the extent required by applicable law;

            (j) The Company does not, and does not permit any of the Subsidiaries to, authorize, recommend, propose or announce an intention to adopt a plan of complete or partial liquidation or dissolution, or any plan of division or share exchange involving the Company or any Subsidiary;

            (k) The Company does not, and does not permit any Subsidiary to, change any method of accounting or any accounting principle or practice used by the Company or any Subsidiary, except for any such change required by reason of a change in U.S. GAAP;

            (l) The Company does not, and does not permit any Subsidiary to, modify, amend or terminate, or waive, release or assign any material rights or claims with respect to any Contract other than in the ordinary course of business;

            (m) The Company does not and does not permit any Subsidiary to amend the 2003 Equity Participation Plan, except to the extent required by applicable law;

            (n) The Company does not, and does not permit any Subsidiary to, incur or commit to incur any capital expenditures, obligations or liabilities in respect thereof which exceed or would exceed $100,000 individually or $250,000 in the aggregate, other than capital expenditures related to the Company's capital spending budget which do not exceed amounts previously disclosed by the Company to Buyer;

            (o) The Company does not, and does not permit any Subsidiary to, enter into any contract, lease, agreement or commitment that is not terminable on 30 days' or less notice to the other party or not otherwise specified in this
Section 5.1, that obligates the Company to expend an amount in excess of $200,000 individually on an annual basis, other than pursuant to agreements with customers entered into in the ordinary course of business;

            (p) The Company does not, and does not permit any Subsidiary to, incur any indebtedness for borrowed money for which the consent of Wells Fargo Foothill would be required under Section 7.1 of the Senior Credit Agreement;

            (q) The Company does not, and does not permit any Subsidiary to, (i) make or change any material election in respect of Taxes, adopt or change any accounting method in respect of Taxes, enter into any closing agreement, settle any material claim or assessment in respect of Taxes, or consent to any extension or waiver of the limitation period applicable to any claim or assessment in respect of Taxes, except with the prior written consent of Buyer or (ii) change or modify any method of reporting income, deductions or other items for Tax purposes or amend any Tax Return if such filing would have any impact on the Tax liability of Buyer or the Company, or any Tax attribute relevant to Buyer or the Company; or

            (r) The Company does not, and does not permit any Subsidiary to, agree to do any of the foregoing.

      SECTION 5.2 Litigation. The Company shall not, and shall not permit any Subsidiary to, settle any litigation without Buyer's consent.

      SECTION 5.3 Access to Information. From the date hereof until the Closing Date, the Sellers will give (or cause to be given) to Buyer, its counsel, financial advisors, auditors and other authorized representatives reasonable access, during regular business hours, to the properties, books and records of the Company, will furnish (or cause to be furnished) to Buyer, its counsel, financial advisors, auditors and other authorized representatives such financial and operating data and other similar information that Buyer may reasonably request. Unless otherwise required by applicable law, each party hereto agrees that it shall, and it shall cause its subsidiaries and its and their respective officers, directors, employees, auditors and agents to, hold in confidence all non-public information so acquired and to use such information solely for purposes of effecting the transactions contemplated by this Agreement.

      SECTION 5.4 Publicity. The Sellers and Buyer will consult with one another and provide the other with the opportunity to review any proposed press release or statement before issuing any such press release or statement or otherwise making any public statements in respect of the transactions contemplated by this Agreement and will not issue any such press release or make any such public statement prior to such consultation and review, except as, in the case of Buyer, after prior written notice to the Sellers' Representative and a reasonable opportunity for consultation, as may be required by any applicable law or by obligations pursuant to the requirements of any national securities exchange, as determined by Buyer, in consultation with legal counsel.

      SECTION 5.5 Antitrust Notification. To the extent required under the HSR Act, the Sellers and Buyer shall file (or cause to be filed) promptly with the Department of Justice and the Federal Trade Commission the notifications and reports required to be filed pursuant to the HSR Act and shall promptly file (or cause to be filed) any supplemental information that may be requested in connection therewith. Buyer and the Sellers will also provide reasonable cooperation to file (or cause to be filed) promptly such notifications and reports as are required under any applicable foreign law or regulation. All such notifications, reports and supplemental information, if any, shall comply with the requirements of the HSR Act or the applicable foreign law or regulation. The Sellers and Buyer shall provide such reasonable assistance to the other party as such party may reasonably request to enable such other party to make the notifications and filings required to be made under this Section 5.4. Buyer will be responsible for and will pay all filing fees required to be paid in connection with the filings to be made under the HSR Act and each such foreign law or regulation.

      SECTION 5.6 Institution of Actions. Subject to the terms and conditions of this Agreement, in furtherance and not in limitation of the covenants of the parties contained in Section 5.4 hereof and this Section 5.5, if any Action is instituted (or threatened to be instituted) challenging any transaction contemplated by this Agreement as violative of any applicable law, then the Sellers and Buyer shall cooperate with each other and use their respective commercially reasonable efforts to contest and resist any such Action and to have vacated, lifted, reversed or overturned any order, whether temporary, preliminary or permanent, that is in effect and that prohibits, prevents or restricts consummation of the transactions contemplated by this Agreement. Nothing contained in this Section 5.5 or in any other provision of this Agreement shall require any of the Sellers, Buyer or any of their respective subsidiaries to sell, hold separate or otherwise dispose of or conduct their businesses in a specified manner, or agree to sell, hold separate or otherwise dispose of or conduct their businesses in a specified manner, or permit the sale, holding separate or other disposition of, any assets of any of the Sellers, Buyer or any of their respective subsidiaries or the conduct of any of their respective businesses in a specified manner, whether as a condition to obtaining any approval from a Governmental Authority or any other Person or for any other reason or shall limit either of the Sellers' or Buyer's right to terminate this Agreement in accordance with Article 10 hereof.

      SECTION 5.7 Repayment of Indebtedness. At the Closing, Buyer shall, or shall cause the Company to, repay on behalf of the Company and the Subsidiaries all indebtedness of the Company and the Subsidiaries which are the subject of the payoff letters delivered by Sellers' Representative on behalf of the Company to Buyer, by wire transfer of immediately available funds pursuant to and in accordance with the terms of such payoff letters.

      SECTION 5.8 Release of Guarantees. Buyer acknowledges and agrees that it shall use its commercially reasonable efforts to assist the Sellers and their Affiliates, other than the Company and the Subsidiaries, to obtain releases from all of the guarantees that they may have granted of any of the obligations of the Company or any Subsidiary. On or before the Closing Date, Buyer shall execute a substitute guarantee in favor of Enterasys Networks, Inc. related to the real property lease in Portsmouth, New Hampshire in the form attached hereto as Exhibit C (the "Substitute Guaranty"). All other releases of guarantees shall be obtained effective as of the Closing Date or as soon thereafter as is practicable.

      SECTION 5.9 "No Shop" Agreement. Until the earlier of the Closing Date or a termination of this Agreement pursuant to Article 10 hereof, the Sellers shall not, and shall cause the Company and its employees, officers, directors, representatives and agents (including, without limitation, investment bankers, attorneys, accountants and other financial advisors or consultants) not to (a) make, solicit, assist, initiate, or in any way facilitate or encourage any inquiries, proposals, offers or bids from any Person or group (other than Buyer) relating to a purchase, merger, reorganization, share exchange, consolidation or similar transaction involving the acquisition of all or substantially all of the assets of the Company, of any capital stock or any other equity interest of the Company, or any investment in the Company (an "Acquisition Transaction"), (b) enter into any understanding, arrangement, agreement or agreement in principle with any Person or group (other than Buyer) relating to any proposed or contemplated Acquisition Transaction, or (c) proceed or continue with any discussions or negotiations in respect of any of the foregoing which may be in progress as of the date of this Agreement.

      SECTION 5.10 Delivery of 2004 Unaudited Financial Statements. As soon as practicable after the date hereof, the Sellers shall cause the Company to deliver to Buyer the Unaudited 2004 Financial Statements. If Buyer believes that the financial statements delivered by the Company do not satisfy the condition set forth in Section 6.10, Buyer shall inform the Sellers' Representative within three (3) business days of receipt thereof and indicate to the Sellers' Representative the material deficiencies therein. If Buyer does not object to the initial set of financial statements delivered pursuant to this Section 5.10 within such period, or the Sellers cause the material deficiencies to be corrected, the condition set forth in Section 6.10 shall be deemed satisfied.

      SECTION 5.11 Parachute Payments. The Company and the Sellers will take all action that is necessary to ensure that no agreement, contract, arrangement or plan of the Company or, for this purpose, any compensatory equity arrangements granted by the Company or the Subsidiaries to its employees will result, separately or in the aggregate, in the payment of an "excess parachute payment" within the meaning of Section 280G of the Code.

      SECTION 5.12 Transaction Related Expenses. The Sellers will use reasonable best efforts to pay in full at the Closing all Transaction Related Expenses. If any Transaction Related Expenses are not paid prior to or at the Closing, upon presentation to the Sellers' Representative of invoices in respect of any such Transaction Related Expenses, the Sellers shall pay such Transaction Related Expenses within five (5) business days of receipt of such invoices. The Sellers shall use their reasonable best efforts to notify each vender providing services applicable to this covenant of the Sellers obligation to pay Transaction Related Expenses.

                                   ARTICLE 6

                      CONDITIONS TO THE OBLIGATION OF BUYER

      The obligation of Buyer to proceed with the Closing under this Agreement is subject to the satisfaction, on or prior to the Closing, of each of the following conditions, each of which may be waived by Buyer:

      SECTION 6.1 Representations and Warranties. The representations and warranties contained in Article 3 hereof, as qualified by the information contained in the Sellers Disclosure Schedule, shall be, as of the Closing, true and correct except where the failure of such representations and warranties to be true and correct is not reasonably likely to result in a Material Adverse Effect and the Sellers shall have executed and delivered to Buyer a certificate to that effect.

      SECTION 6.2 Performance of Obligations. The obligations of the Sellers to be performed by the Sellers on or before the Closing pursuant to the terms of this Agreement shall have been duly performed and complied with in all material respects and, at the Closing, the Sellers shall have executed and delivered to Buyer a certificate to that effect.

      SECTION 6.3 HSR Act. All applicable waiting periods under the HSR Act shall have expired or have been earlier terminated.

      SECTION 6.4 No Order. No Order shall have become effective restraining, enjoining or otherwise prohibiting or making illegal the consummation of the transactions contemplated hereby.

      SECTION 6.5 Good Standing Certificates. Buyer shall have received a certificate issued by the Secretary of State of the State of Delaware as of a recent date as to the good standing of the Company and Aprisma Management Technologies, Inc. in the State of Delaware.

      SECTION 6.6 Director and Officer Resignations. Buyer shall have received the resignations of all of the directors and officers of the Company and the Subsidiaries.

      SECTION 6.7 Receipt of Payoff Letters. Buyer shall have received the payoff letters described in Section 1.4(a)(i) and Section 5.6.

      SECTION 6.8 Escrow Agreement. Each of the parties thereto shall execute and deliver an escrow agreement substantially in the form attached hereto as Exhibit B (the "Escrow Agreement").

      SECTION 6.9 FIRPTA Certificate. The Company shall have delivered to Buyer a properly executed statement satisfying the requirements of Treas. Reg. Sections 1.897-2(h) and 1.1445-2(c)(3) in a form reasonably acceptable to Buyer.

      SECTION 6.10 Financial Statements. The Company shall have delivered to Buyer the Unaudited 2004 Financial Statements.

      SECTION 6.11 Stock Certificates; Certification. Each Seller shall deliver
(i) stock certificates representing the Shares together with stock powers and
(ii) a certification that such Seller's Shares are free and clear of all Liens.

                                   ARTICLE 7

                  CONDITIONS TO THE OBLIGATIONS OF THE SELLERS

      The obligation of the Sellers to proceed with the Closing under this Agreement is subject to the satisfaction, on or prior to the Closing, of each of the following conditions, each of which may be waived by the Sellers:

      SECTION 7.1 Representations and Warranties. The representations and warranties contained in Article 4 of this Agreement, as qualified by the information in the Buyer Disclosure Schedules, shall be, as of the Closing Date, true and correct except where the failure of such representations and warranties to be true and correct would not be reasonably likely to have a material adverse effect on the ability of Buyer to consummate the transactions contemplated hereby and Buyer shall have delivered to the Sellers an officer's certificate to that effect.

      SECTION 7.2 Performance of Obligations. Each of the obligations of Buyer to be performed by Buyer on or before the Closing pursuant to the terms of this Agreement shall have been duly performed and complied with in all material respects and, at the Closing, Buyer shall have delivered to the Sellers an officer's certificate to that effect.

      SECTION 7.3 Release of Guarantees. Buyer shall have provided evidence to the Sellers that the guaranties provided by the Sellers or their Affiliates (other than the Company or any Subsidiary) to, for or on behalf of the Company and any Subsidiary and identified on Schedule 7.3 has been terminated and released without any obligation or liability to any of the Sellers or such Affiliates.

      SECTION 7.4 HSR Act. All applicable waiting periods under the HSR Act shall have expired or have been earlier terminated.

      SECTION 7.5 No Order. No Order shall have become effective restraining, enjoining or otherwise prohibiting or making illegal the consummation of the transactions contemplated hereby.

      SECTION 7.6 Clerk's Certificate. The Sellers shall have received a certificate of Buyer's Clerk or Assistant Clerk, dated as of the Closing Date, certifying: (a) the resolutions of the board of directors of Buyer authorizing the execution and delivery of this Agreement and the performance of the transactions contemplated by this Agreement are attached thereto, which resolutions shall be in full force and effect, and (b) as to the incumbency and signatures of the officers of Buyer signing this Agreement and any of the other documents, instruments or certificates being executed and delivered by Buyer at the Closing.

                                    ARTICLE 8

                             POST-CLOSING COVENANTS

      SECTION 8.1 Books and Records of the Company and Subsidiaries. Following the Closing, Buyer agrees to permit the Sellers and their representatives (during regular business hours and at no expense to Buyer or the Company or the Subsidiaries) to inspect and make copies of the books and records of Buyer, the Company and the Subsidiaries insofar as they relate to the business of the Company and the Subsidiaries before the Closing Date in order for the Sellers and such representatives to obtain information relevant to the transactions contemplated by this Agreement, to the Sellers' tax returns, Third Party Claims or litigation involving the Sellers, or as otherwise reasonably required by the Sellers. Buyer agrees to maintain, and to cause the Company and the Subsidiaries to maintain, such books and records for a period of 4 years after the Closing Date and Buyer further agrees that it will, and will cause the Company and the Subsidiaries to, notify the Sellers' Representative if any such books and records are to be destroyed, as far in advance of the anticipated date of destruction as practicable, and provide the Sellers with the opportunity, at their cost and expense, to review and make a copy of such books and records prior to their destruction. Without limiting the foregoing, within one hundred
(100) days after the Closing Date, Buyer shall cause the Company and the Subsidiaries to prepare and provide to the Sellers a package of Tax information materials, including schedules and work papers required by the Sellers to enable the Sellers to prepare and file all Tax Returns required to be prepared and filed by them with respect to the Company and the Subsidiaries. Buyer shall prepare such package in good faith in a manner consistent with the instructions of the Sellers. Nothing contained in this
Section 8.1 shall require Buyer to disclose or deliver any information or documents to the Sellers, the disclosure or delivery of which, under the advise of its counsel, would cause such information or documents no longer to be protected by the attorney-client privilege or work product doctrine.

      SECTION 8.2 Tax Matters.

            (a) (i) The Sellers shall have the right to represent the interests of the Company and the Subsidiaries in any Tax audit or administrative or court proceeding relating to Tax Returns for periods ending on or before the Closing Date with respect to which the Sellers may be liable for Taxes pursuant to this Agreement; provided, however, that Buyer shall have the right to participate in any such audit or proceeding to the extent that any such audit or proceeding may affect the Tax liability of Buyer, any of its Affiliates, the Company or any Subsidiary for any period ending after the Closing Date, and to employ counsel of its choice at its own expense for purposes of such participation, all subject to the defense of Third Party Claims provisions in Section 9.1(d) hereof. Notwithstanding anything to the contrary contained or implied in this Agreement, without the prior written consent of Buyer, which consent shall not be unreasonably withheld or delayed, neither the Sellers nor any Affiliate of the Sellers shall agree or consent to compromise or settle, either administratively or after the commencement of litigation, any issue or claim arising in any such audit or proceeding, or otherwise agree or consent to any Tax liability, to the extent that any such compromise, settlement, consent or agreement may affect the Tax liability of Buyer, any of its Affiliates, the Company or any Subsidiary for any period ending after the Closing Date.

                  (i) Buyer shall have the right to represent the interests of the Company and the Subsidiaries in any Tax audit or administrative or court proceeding relating to Tax Returns for periods ending after the Closing Date; provided, however, that the Sellers or the Sellers' successor(s) in interest shall have the right to participate in any such audit or proceeding to the extent that any such audit or proceeding may affect the Tax liability of the Sellers, any of their Affiliates, the Company or any of the Subsidiaries or their respective predecessor(s) in interest for any period ending on or before the Closing Date and to employ counsel of their choice at their own expense for purposes of such participation, all subject to the defense of Third Party Claims provisions in Section 9.1(d) hereof. Notwithstanding anything to the contrary contained or implied in this Agreement, without the prior written consent of the Sellers, which consent shall not be unreasonably withheld or delayed, neither Buyer nor any Affiliate of Buyer shall agree or consent to compromise or settle, either administratively or after the commencement of litigation, any issue or claim arising in any such audit or proceeding, or otherwise agree or consent to any Tax liability, to the extent that any such compromise, settlement, consent or agreement may affect the Tax liability of the Sellers, any of their Affiliates, the Company or any of the Subsidiaries for any period ending on or before the Closing Date.

            (b) Buyer shall notify the Sellers in writing within 5 days of receipt by Buyer, any Affiliate of Buyer, the Company or any Subsidiary of any notice of any pending or threatened Tax audits or assessments relating to the income, properties or operations of the Company or any Subsidiary, in each case for periods ending on or before the Closing Date.

            (c) Any transfer, documentary, sales, use, registration, stamp, value added or other similar Taxes payable by reason of the transactions contemplated by this Agreement or attributable to the sale, transfer or delivery of the Shares under this Agreement shall be payable equally by Buyer and Sellers. Buyer shall file all necessary Tax Returns and other documentation with respect to all such Taxes, the expense of filing such Tax Returns and other documentation shall be shared equally among Buyer and Sellers.

            (d) Tax Returns.

                  (i) The Sellers' Representative shall have the right to prepare, or cause to be prepared, all federal, state and local Tax Returns of the Company and its Subsidiaries to be filed after the Closing Date which relate to any taxable period ending on or before the Closing Date. The personnel of the Company and the Subsidiaries shall cooperate reasonably with the Sellers' Representative in connection therewith and shall provide, at no expense to the Sellers' Representative, such accounting and tax schedules and other information as is reasonably requested by the accountants who shall prepare such Tax Returns. The Sellers' Representative shall deliver to Buyer for its review, comment and approval (which approval will not be unreasonably withheld or delayed) a copy of the proposed Tax Returns no later than ten (10) days prior to the filing date of each such Tax Return (including extensions thereof). The Company and its Subsidiaries shall file all such Tax Returns and shall pay the amount of any Taxes shown due thereon to the appropriate Tax authorities.

                  (ii) The Sellers' Representative and Buyer shall (A) each provide the other with such assistance as may reasonably be requested by any of them in connection with the preparation of any Tax Return, audit or other examination by any taxing authority or judicial or administrative proceedings relating to liability for Taxes or as may be reasonably requested with respect to the purchase of insurance or similar coverage for liabilities related to Taxes, (B) each retain and provide the other with any records or other information which may be relevant to such Tax Return, audit or examination, proceeding determination, or insurance purchase and (C) each provide the other with any final determination of any such audit or examination, proceeding or determination that affects any amount required to be shown on any Tax Return of the other for any period.

                  (iii) None of Buyer or any Affiliate of Buyer shall (or shall cause or permit the Company or any Subsidiary to) amend, refile or otherwise modify any Tax Return relating in whole or in part to the Company or any Subsidiary with respect to any taxable year or period beginning before the Closing Date without the prior written consent of the Sellers, which consent may be withheld in the Sellers' sole and absolute discretion.

            (e) None of Buyer or any Affiliate of Buyer shall (or shall cause or permit the Company or any Subsidiary to) carryback for federal, state, local or foreign tax purposes to any taxable period, or portion thereof, of the Company or any Subsidiary ending before, or which includes, the Closing Date any operating losses, net operating losses, capital losses, tax credits or similar items arising in, resulting from, or generated in connection with a taxable year of Buyer or any Affiliate of Buyer (including the Company and each Subsidiary), or portion thereof, ending on or after the Closing Date.

            (f) NOL Carrybacks. (i) Except as provided in Section 8(f)(ii) below, any Tax refund (including any interest with respect thereto) relating to the Company or any Subsidiary for any taxable period ending on or prior to the Closing Date shall be the property of the Sellers, and if received by the Buyer, the Company or any Subsidiary, shall be paid over promptly to the Sellers (net of any outstanding liabilities owed under Section 9.1(a)(ii)). Buyer shall not, and shall not allow the Company or a Subsidiary to carryback any net operating loss, capital loss, Tax credit or other similar Tax attribute attributable to Buyer, the Company or any Subsidiary from a taxable period ending after the Closing Date into a taxable period ending on or prior to the Closing Date of the Sellers, the Company or any Subsidiary, without the Sellers' prior written consent, which consent may be withheld in the Sellers' sole and absolute discretion. In the absence of the Sellers' prior written consent, the Sellers shall not be required to pay to Buyer, the Company or any Subsidiary any refund or credit of Taxes that result from the carryback to any taxable period ending on or prior to the Closing Date of any net operating loss, capital loss, Tax credit or similar Tax attribute attributable to Buyer, the Company or any Subsidiary from a taxable period ending after the Closing Date.

                  (i) Buyer shall cause the Company and any Subsidiary to carryback to their prior taxable years the Company's and any Subsidiary's net operating loss, if any, arising in the Company's or such Subsidiary's 2005 short taxable period ending on the Closing Date (the "2005 Short Period NOL Carryback"). Notwithstanding Section 8(f)(i) above, the Company shall retain up to $683,000 of any Tax refund received by the Company or any Subsidiary from the 2005 Short Period NOL Carryback.

            (g) Buyer understands and agrees that no election will be made by the Company and Buyer under Sections 338(g) and 338(h)(10) of the Code and any corresponding or similar elections under state, local or foreign Tax law with respect to the purchase and sale of the Shares hereunder.

      SECTION 8.3 Employee Benefits.

            (a) Buyer agrees and acknowledges that it is expressly assuming as of the Closing Date all liabilities and obligations identified on Section 8.3 of the Sellers Disclosure Schedule, which schedule contains Sellers' good faith estimate of all payment obligations under the 2003 Equity Participation Plan and a complete and accurate summary of all payment obligations of the Sellers, the Company and the Subsidiaries under each of the retention, severance and "stay bonus" agreements and arrangements in existence on or prior to the Closing Date and set forth in the Sellers Disclosure Schedule. At the Closing, Buyer agrees to (i) execute any and all documents and instruments, including, without limitation, any assignment and assumption agreements or other express written acknowledgements, required to effect and evidence the assumption of liabilities and obligations and other matters provided in this Section 8.3 and (ii) obtain a general release of the Sellers, Gores Technology Group, a California corporation and their Affiliates in accordance with the terms of the 2003 Equity Participation Plan.

            (b) On or prior to the Closing Date, Sellers and Buyer shall agree upon a transition plan whereby the employees of the Company and the Subsidiaries will receive from Buyer, or the Company and the Subsidiaries, compensation and benefits substantially comparable in the aggregate to the compensation and benefits provided by Buyer to similarly situated employees of the Buyer on the Closing Date.

      SECTION 8.4 Indemnification of Officers and Directors.

      Following the Closing, Buyer shall not, and shall cause the Company not to, make any changes to its or the Subsidiaries' respective certificates of incorporation, bylaws or similar charter documents or to any agreements that would adversely affect the rights of persons who are currently or were officers or directors of the Company or the Subsidiaries to claim indemnification from such entity under the terms of such certificate of incorporation, bylaws, similar charter documents or agreements as in effect on the date hereof for acts taken prior to the Closing or alter or modify the provisions of such certificate of incorporation, bylaws or similar charter documents relating to exculpation of directors and officers.

      SECTION 8.5 Insurance.

            (a) Buyer acknowledges that as of the Closing, the Company and the Subsidiaries will no longer be covered by the insurance policies which had been in effect prior to the Closing. Buyer (or the Company or Subsidiaries) shall be solely responsible for obtaining and implementing all insurance policies with respect to the Company and the Subsidiaries following the Closing, including directors' and officers' insurance for current and former directors and officers to the extent those individuals qualify for coverage under Buyer's insurance policies in effect as of the Closing.

            (b) From and after the Closing Buyer shall cause the Company and each Subsidiary to fulfill and honor in all respects their obligations pursuant to (i) any indemnification agreements between the Company or any Subsidiary, on the one hand, and its directors and officers as of or prior to the date hereof, on the other hand, and (ii) any indemnification provisions under the Company's or the Subsidiaries' certificate of organization, bylaws or similar charter documents, as in effect immediately prior to the Closing Date.

            (c) The provisions of this Section 8.5 are intended to be for the benefit of, and will be enforceable by, as applicable, each director and officer of the Company and each Subsidiary, each Insured Party and the heirs and representatives of such persons. Buyer shall not cause or permit the Company or any Subsidiary to merge or consolidate with or transfer or assign all or substantially all of its assets to any other Person unless the surviving corporation ensures that the acquiring or surviving entity covenants to assume the obligations imposed by this Section 8.5.

                                   ARTICLE 9

                            INDEMNIFICATION; EXPENSES

      SECTION 9.1 General Indemnification.

            (a) Indemnification by Sellers. Subject to Sections 9.3 and 9.4, from and after the Closing:

                  (i) the Sellers, severally and not jointly and severally (in such capacity, the "Seller Indemnitors"), hereby agree to indemnify, defend and hold harmless Buyer, and its Affiliates, and each of their respective directors, officers, employees, agents and shareholders (collectively, the "Buyer Indemnitees") from and against any and all Losses arising out of, based upon or resulting from (i) any breach of any representation or warranty made by the Sellers herein; and (ii) any breach or default in the performance by the Sellers of any covenant or agreement contained herein; and

                  (ii) the Seller Indemnitors shall indemnify, defend and hold harmless the Buyer Indemnitees from and against any Tax liability of the Company and the Subsidiaries with respect to a Pre-Closing Tax Period (as defined herein) that is not (i) paid by the Company or its Subsidiaries prior to the Closing Date or (ii) accrued for by the Company on its consolidated balance sheet as of December 31, 2004. As used herein, the term "Pre-Closing Tax Period" means (x) any Tax period of the Company or any of its Subsidiaries that begins and ends on or before the Closing Date and (y) with respect to any other Tax period of the Company or any of its Subsidiaries that includes the Closing Date, the portion of such Tax period prior to and including the Closing Date. To the extent permitted by applicable law, the parties shall elect (and shall cause the Company and its Subsidiaries to elect) to treat the Tax period that includes but does not end on the Closing Date with respect to any Tax as ending on the Closing Date, and shall take steps as may be necessary therefor. For purposes of this Agreement, any Tax for a period that includes but does not end on the Closing Date shall be allocated between the Pre-Closing Taxable Period and the balance of the taxable period based on an interim closing of the books as of the end of the Closing Date; provided, however, that any real or personal property Tax and any periodic exemption amount shall be allocated between the Pre-Closing Taxable Period and the balance of the taxable period based on the relative number of days in each such period.

            (b) From and after the Closing, Buyer, the Company and the Subsidiaries hereby agree to indemnify, defend and hold harmless the Sellers and their Affiliates, and each of their respective directors, officers, employees, agents and shareholders (collectively, the "the Sellers' Indemnitees") from and against any and all Losses arising out of, based upon or resulting from (i) any breach of any representation or warranty made by Buyer herein; (ii) any breach or default in the performance by Buyer of any covenant or agreement herein; and
(iii) the operation of the Company's or the Subsidiaries' respective businesses after the Closing Date.

            (c) In the event that a Person entitled to indemnification under this Article 9 (the "Indemnified Party") shall incur or suffer any Losses in respect of which indemnification may be sought under this Article 9 against the Person required to provide indemnification under this Article 9 (the "Indemnifying Party"), the Indemnified Party must assert a claim for indemnification within the Survival Period by a written notice which contains reasonably sufficient detail and information of the Losses as then known (the "Notice of Loss") to the Indemnifying Party stating the nature and basis of such Losses. The Notice of Loss must be provided to the Indemnifying Party promptly after the Indemnified Party acquires knowledge of the basis for the claim for indemnification. Notwithstanding the foregoing, any failure to provide the Indemnifying Party with a Notice of Loss in such a timely manner shall not relieve the Indemnifying Party from any liability that it may have to the Indemnified Party under this Section 9.1 except to the extent that the Indemnifying Party's ability to defend such claim is prejudiced by the Indemnified Party's failure to give such Notice of Loss in such a timely manner. If the Notice of Loss relates to a Third Party Claim, then the procedures set forth in Sections 9.1(d), (e) and (f) shall be applicable. If the Notice of Loss does not relate to a Third Party Claim, then the Indemnifying Party shall have 45 days to object to any of the subject matter and any of the amounts of the Losses set forth in the Notice of Loss, as the case may be, by delivering written notice of objection thereof to the Indemnified Party. If the Indemnifying Party fails to send a notice of objection to the Notice of Loss within such 45 day period, then the Indemnifying Party shall be deemed to have agreed to the Notice of Loss and shall be obligated to pay to the Indemnified Party the portion of the amount specified in the Notice of Loss to which the Indemnifying Party has not objected. If the Indemnifying Party sends a timely notice of objection, then the Indemnifying Party and the Indemnified Party shall use their commercially reasonable efforts to settle (without an obligation to settle) such claim for indemnification. If the Indemnifying Party and the Indemnified Party do not settle such dispute within 45 days after the Indemnified Party's receipt of the Indemnifying Party's notice of objection, then each of the Indemnifying Party and the Indemnified Party shall be entitled to seek enforcement of their respective rights under this
Article 9.

            (d) Promptly after receipt by an Indemnified Party of notice of the assertion of any claim or the commencement of any Action by a third Person ("Third Party Claim") in respect of which the Indemnified Party will seek indemnification hereunder, the Indemnified Party shall so notify in writing the Indemnifying Party, but any failure to so notify the Indemnifying Party shall not relieve it from any liability that it may have to the Indemnified Party under this Section 9.1 except to the extent that the Indemnifying Party's ability to defend such claim is prejudiced by the Indemnified Party's failure to give such notice. In no event will the Indemnified Party admit any liability with respect thereto or settle, compromise, pay or discharge the same without the prior written consent of the Indemnifying Party. The Indemnifying Party shall have the right to assume the defense (at the Indemnifying Party's expense) of any such claim through counsel of the Indemnifying Party's own choosing by so notifying the Indemnified Party within 45 days of the receipt by the Indemnifying Party of such notice from the Indemnified Party; provided, however, that any such counsel shall be reasonably satisfactory to the Indemnified Party. If the Indemnifying Party assumes such defense, the Indemnified Party shall have the right to participate in the defense thereof and to employ counsel, at its own expense, separate from the counsel employed by the Indemnifying Party, it being understood that the Indemnifying Party shall control such defense. Notwithstanding anything to the contrary in this Agreement, if the Company as the "Buyer" under that certain Merger Agreement dated as of August 7, 2002 by and among the Company (formerly known as GTG Acquisition Corp.), AP Acquisition Corp., Enterasys Networks, Inc. and Aprisma Management Technologies, Inc. has the right to be indemnified for Adverse Consequences (as defined therein) related to tax or employee benefit matters pertaining to the period prior to the closing under such Merger Agreement then (i) the Company shall promptly notify Enterasys Networks, Inc. and the Sellers' Representative, in accordance with the terms of such Merger Agreement, and (ii) the Losses otherwise payable by a Seller hereunder as a result of such third party claim shall be reduced by such Sellers' pro rata share of the amounts recoverable from Enterasys Networks, Inc. under such Merger Agreement.

            (e) If the Indemnifying Party chooses to defend or prosecute a Third Party Claim, the Indemnified Party shall cooperate in the defense or prosecution thereof, which cooperation shall include, to the extent reasonably requested by the Indemnifying Party, the retention, and the provision to the Indemnifying Party, of records and information reasonably relevant to such Third Party Claim, and making employees of the Company and the Subsidiaries available on a mutually convenient basis to provide additional information and explanation of any materials provided hereunder. If the Indemnifying Party chooses to defend or prosecute any Third Party Claim, the Indemnified Party shall agree to any settlement, compromise or discharge of such Third Party Claim that the Indemnifying Party may recommend and that, by its terms, discharges the Indemnified Party from the full amount of liability in connection with such Third Party Claim and imposes only monetary damages. None of the Indemnified Party or any of its Affiliates may settle or otherwise dispose of any Third Party Claim for which the Indemnifying Party may have a liability under this Agreement without the prior written consent of the Indemnifying Party, which consent may be withheld in the sole discretion of the Indemnifying Party. The Indemnifying Party shall not be liable under this Section 9.1(d) for any settlement, compromise or discharge effected without its consent in respect of any claim for which indemnity may be sought hereunder. No Indemnified Party shall take any action the purpose of which is to prejudice the defense of any claim subject to indemnification hereunder or to induce a third party to assert a claim subject to indemnification hereunder.

            (f) After written notice by the Indemnifying Party to the Indemnified Party of its election to assume control of the defense of any such Third Party Claim, the Indemnifying Party shall not be liable to such Indemnified Party hereunder for any costs or fees subsequently incurred by such Indemnified Party in connection with the defense thereof. If the Indemnifying Party does not assume control of the defense of such Third Party Claim within 45 days after the Indemnifying Party's receipt of the notice required pursuant to
Section 9.1(d) of this Agreement, then the Indemnified Party shall have the right to defend such claim in such manner as it may deem appropriate at the reasonable cost and expense of the Indemnifying Party.

      SECTION 9.2 Sellers' Representative.

            (a) Each Seller by executing this Agreement appoints Catherine Babon Scanlon (the "Sellers' Representative") as his, her or its agent and attorney-in-fact for the purposes set forth herein. The Sellers' Representative shall have the full and exclusive power and authority to act in each Seller's name, place and stead with respect to all matters relating to this Agreement, the Escrow Agreement and the transactions contemplated hereby and thereby, including, without limitation:

                  (i) To modify, waive and amend, and execute and acknowledge and deliver to the Buyer such modifications, waivers and amendments, to any provision of this Agreement and the Escrow Agreement as the Sellers' Representative shall approve, the approval of such amendments, waivers and modifications by the Sellers' Representative and all of the terms and conditions thereof to be conclusively evidenced by the execution and delivery of such amendments, waivers and modifications by the Sellers' Representative.

                  (ii) To complete, modify, amend, execute, acknowledge and deliver all instruments, documents, certificates and instructions as the Sellers' Representative deems necessary in order to effect the transactions contemplated by this Agreement and the Escrow Agreement.

                  (iii) To retain legal counsel in connection with all matters and things set forth or necessary with respect to this Agreement and the Escrow Agreement.

                  (iv) To ask, demand, sue for, levy, recover and receive all sums of money, debts, dues and other demands whatsoever which may be due, owing and payable to such Seller under the terms of this Agreement and the Escrow Agreement.

                  (v) To negotiate, defend and settle all claims asserted by, and to resolve all disputes with, the Buyer or other Indemnified Parties with respect to this Agreement, the Escrow Agreement and the transactions contemplated hereby and thereby, including, without limitation, those arising in connection with any claim for indemnification, and to pay such persons any amounts due with respect to such claims.

                  (vi) To receive all notices under this Agreement and the Escrow Agreement.

                  (vii) To make any other decision or election or take any other action on behalf of such Seller relating to the subject matter of this Agreement, the Escrow Agreement and the transactions contemplated hereby and thereby.

            (b) This appointment is coupled with an interest and is irrevocable until such time as all claims asserted by, and disputes with, the Buyer or other Indemnified Parties have been finally satisfied, waived or otherwise resolved, except that a successor or successors may be appointed pursuant to Section 9.2(d) hereof. Subject to the terms and conditions hereof, any and all action taken by the Sellers' Representative with respect to this Agreement and the Escrow Agreement shall be binding on each Seller.

            (c) Each Seller agrees to hold the Sellers' Representative free and harmless from any and all loss, cost, claim, expense, damage or liability which he may incur or sustain as a result of any action taken by him in good faith pursuant to his appointment as agent and attorney-in-fact under this Agreement and the Escrow Agreement.

            (d) The appointment of the Sellers' Representative as attorney-in-fact hereunder shall be effective until the last date upon which all claims for indemnification under Section 9.1 hereof have been resolved or the time for bringing any such claims has expired; and all disputes involving Buyer, the Company or any of the Sellers regarding any of the matters subject to indemnity have been resolved; provided, however, that in the event of the death or incapacity of the Sellers' Representative, the executor(s) of the Sellers' Representative's estate, or the Sellers' Representative's legal guardian, shall succeed to the duties of the Sellers' Representative hereunder, and shall act as attorney-in-fact and representative for the Sellers as if he were appointed attorney-in-fact and representative hereunder on the date of such death or incapacity. At any time, Sellers holding in the aggregate 80% of the Shares may by written notice to the Buyer and the other Sellers remove the Sellers' Representative and appoint a new Sellers' Representative in his place.

      SECTION 9.3 Survival. The rights of the parties to assert a claim under this Article 9 shall survive the Closing Date for a period beginning on the Closing Date and ending on the first anniversary after the Closing Date (the "Survival Period"), and thereafter shall terminate and expire, except with respect to liabilities for any item as to which, prior to the first anniversary of the Closing Date, an Indemnified Party shall have asserted a claim in writing as required pursuant to the provisions of this Article 9, in which case the liability for such claim shall continue until it shall have been finally settled, decided or adjudicated; provided, however, that, notwithstanding the foregoing, the Survival Period for (i) any breach of the representations and warranties of the Sellers set forth in Section 3.5 (Capitalization), Section
3.12 (ERISA) and Section 3.15 (Environmental Matters) shall be the third anniversary of the Closing Date, and (ii) any breach of the representations and warranties of the Sellers set forth in Section 3.11 (Taxes) and the covenants set forth in Section 9.1(a)(ii) shall be the date of expiration of the applicable statute of limitations for such claim.

      SECTION 9.4 Limitation on Liability.

            (a) The Sellers shall not have any obligation to indemnify Buyer pursuant to this Article 9, except in the case of indemnification under Section
3.11 (Tax) or Section 9.1(a)(ii) (Tax), until the aggregate indemnifiable Losses incurred by Buyer exceed an amount equal to $500,000 (the

"Deductible Amount"), whereupon each Seller shall then be liable, severally and not jointly and severally, to Buyer for such Seller's pro-rata share (as determined by the percentage of the Preliminary Purchase Price paid to such Seller at the Closing) of all Losses in excess of the Deductible Amount, subject to the limitations on liability set forth below.

            (b) Notwithstanding anything to the contrary contained herein, except in the case of indemnification under Section 3.11 (Tax) or Section 9.1(a)(ii) (Tax), the Seller Indemnitors shall only be responsible for indemnification of Losses in an aggregate amount equal to the product of (i) such Losses and (ii) the Sellers' Portion and each Seller shall only be responsible for such Seller's pro-rata share thereof. The maximum monetary liability of any individual Seller (including any Affiliate, agent, representative, officer, director, or shareholder of such Seller), under this Agreement or with respect to any other claim, whether in contract or in tort, arising hereunder or otherwise in connection with the solicitation of interest, negotiation and consummation and performance of the transactions hereunder or contemplated hereby shall not exceed such Seller's pro rata portion of $8,100,000.

            (c) The foregoing notwithstanding, the Deductible Amount and limitation on liability set forth in Section 9.4(b) above shall not apply to any breach of the representations and warranties made by the Sellers in Section 3.1 (Organization, Power and Authority), Section 3.2 (Authorization) and Section 3.5 (Capitalization); it being understood, however, that in no event shall the liability of any individual Seller (including any Affiliate, agent, representative, officer, director, or shareholder of such Seller) for Losses incurred by Buyer in connection with any breach of the foregoing representations and warranties exceed such Seller's pro-rata share (as determined by the percentage of the Preliminary Purchase Price paid to such Seller at the Closing) of the aggregate amount of such Losses.

            (d) The Escrow Amount shall serve as the initial source of payment and remedy to satisfy any claim for Losses for which any Indemnified Party is entitled. Notwithstanding the foregoing or anything else in this Article IX to the contrary, nothing in this Agreement shall limit (i) any right or remedy for criminal activity or fraud, or (ii) any equitable remedy, including a preliminary or permanent injunction or specific performance.

      SECTION 9.5 Computation of Losses. Notwithstanding anything in this Agreement to the contrary, the amount of any Losses otherwise payable to an Indemnified Party shall be reduced by the amount of net insurance proceeds actually received by such Indemnified Party (giving effect to deductibles or self insured or co-insurance payments made) as compensation for the damage or Losses caused by the act, or omission, fact or circumstance giving rise to the Losses.

      SECTION 9.6 Certain Tax Adjustments; Reduction of Indemnification Payments for Tax Benefits.

            (a) Payments made hereunder shall be adjustments to the Purchase Price.

            (b) Notwithstanding any other provision in this Agreement, Buyer shall not be entitled to indemnification for any additional Tax of the Company or any Subsidiary to the extent such Tax is attributable to an adjustment to any Tax Return that results in a decrease in a net operating loss for which no value was recorded on the Financial Statements.

            (c) Notwithstanding anything to the contrary contained or implied in this Article 9, any indemnity payment made pursuant to this Article 9 shall be made net of the amount of any Tax Benefit realized by the Indemnified Party by reason of incurring an indemnifiable Loss. To the extent that a Tax Benefit Item is disallowed by the relevant Taxing Authority, the Indemnifying Party shall reimburse the Indemnified Party without interest. The Indemnified Party and the Indemnifying Party shall work together to determine the Tax Benefit. To the extent the parties cannot agree on the amount of the Tax Benefit, a mutually agreeable independent accounting firm shall be appointed to determine the amount of the Tax Benefit, the costs of which shall be borne equally by the Indemnified Party and the Indemnifying Party. If a Tax Benefit Item is fully deductible in the tax year in which the Tax Benefit Item arose, then the Tax Benefit Item shall be treated as fully realized and the indemnity payment shall be made net of the Tax Benefit attributable to that Tax Benefit Item.

      SECTION 9.7 Exclusive Remedy. From and after the Closing Date, the rights and remedies of the parties under this Article 9 are the sole and exclusive rights and remedies of the parties with respect to any matters arising out of or relating to this Agreement and the transactions contemplated by this Agreement. EACH PARTY HEREBY WAIVES, RELEASES AND DISCHARGES, FOR ITSELF AND ON BEHALF OF, AS APPLICABLE, ALL BUYER OR SELLERS INDEMNITEES, ALL RIGHTS TO ALL PUNITIVE, SPECIAL, EXEMPLARY, CONSEQUENTIAL, DIRECT OR INDIRECT OR OTHER DAMAGES, HOWEVER CHARACTERIZED, WHETHER IN CONTRACT OR IN TORT, AT LAW OR IN EQUITY, OTHER THAN THOSE EXPRESSLY SET FORTH UNDER THIS ARTICLE 9.

                                   ARTICLE 10

                                   TERMINATION

      SECTION 10.1 Termination. This Agreement may be terminated and the transactions contemplated hereby may be abandoned at any time prior to the Closing Date:

            (a) by mutual written consent of each of the Sellers and Buyer;

            (b) by either the Sellers or Buyer, if there shall be any law or regulation of the United States of America that makes consummation of the transactions contemplated hereby illegal or otherwise prohibited or if any judgment, injunction, order or decree enjoining Buyer or the Sellers from consummating the transactions contemplated hereby is entered and such judgment, injunction, order or decree shall not have been vacated or stayed within thirty
(30) days of the entry thereof;

            (c) by Buyer, if there has been a breach of any representation, warranty, covenant or agreement of the Sellers that has had or is reasonably likely to result in a Material Adverse Effect; provided that the Sellers will have 20 days after receiving notice thereon to cure such breach;

            (d) by the Sellers, if there has been a breach of any representation, warranty, covenant or agreement of Buyers that has had or is reasonably likely to result in a material adverse effect on the ability of Buyer to consummate the transactions contemplated hereby; provided that Buyer will have 20 days after receiving notice thereon to cure such breach; or

            (e) by Buyer or the Sellers, if the sale and purchase of the Shares contemplated by this Agreement shall not have been consummated on or before 90 days from the date of this Agreement; provided, however, that the right to terminate this Agreement under this Section 10.1(e) shall not be available to any party whose breach of any obligation under this Agreement has been the cause of, or resulted in, the failure of such transaction to occur on or before such date.

      The party desiring to terminate this Agreement pursuant to this Section
10.1 shall give written notice of such termination to the other party in accordance with Section 11.1 hereof.

      SECTION 10.2 Effect of Termination. If this Agreement is terminated pursuant to Section 10.1 hereof, this Agreement shall become void and of no effect with no liability on the part of any party hereto, except that the agreements contained in this Section 10.2 and Article 11 hereof shall survive the termination of this Agreement. Notwithstanding the foregoing, nothing in this Section 10.2 shall relieve any party to this Agreement of liability for a willful breach of any provision of this Agreement and provided further that if it shall be judicially determined that the termination of this Agreement was caused by a willful breach of this Agreement, then, in addition to other remedies at law or equity for breach of this Agreement, the party found to have willfully breached this Agreement shall be responsible for payment or reimbursement of the other parties' costs, fees and expenses related to the negotiation, preparation and execution of this Agreement and related consents and related to the calling, holding and preparing, printing and distributing of any documents related to a meeting of the other parties' stockholders.

                                   ARTICLE 11

                                  MISCELLANEOUS

      SECTION 11.1 Notices. All notices, requests and other communications to any party hereunder shall be in writing (including fax, telecopy or similar writing) and shall be given,

            if to Buyer, to:        Concord Communications, Inc.
                                    600 Nickerson Road
                                    Marlboro, MA  01752
                                    Facsimile: (508) 486-4406
                                    Attention: Douglas A. Batt

            with a copy to:         Testa, Hurwitz & Thibeault, LLP
                                    125 High Street
                                    Boston, MA  02110
                                    Facsimile: (617) 790-0009
                                    Attention: Kevin M. Barry

             if to the Sellers:     c/o Gores Technology Group
             or the Sellers         6260 Lookout Road
             Representative, to     Boulder, CO 80301
                                    Facsimile: (303) 531-3200
                                    Attention:  Chief Financial Officer

            with a copy to:         Gores Technology Group
                                    10877 Wilshire Boulevard, 18th Floor
                                    Los Angeles, CA 90024
                                    Facsimile: (310) 443-2149
                                    Attention: General Counsel
            with a copy to:         Bingham McCutchen LLP
                                    355 South Grand Avenue, Suite 4400
                                    Los Angeles, CA 90071
                                    Facsimile: (213) 680-6499
                                    Attention: Thomas A. Waldman

or to such other address or fax or telecopy number as such party may hereafter specify for the purpose by notice given to the other parties in accordance with this Section 11.1. Each such notice, request or other communication shall be effective (a) if given by fax or telecopy, when such fax or telecopy is transmitted to the fax or telecopy number specified in this Section and the appropriate fax or telecopy confirmation is received (b) if by overnight delivery service, with proof of delivery, the next business day or (c) if given by any other means, when delivered at the address specified in this Section.

      SECTION 11.2 Entire Agreement. This Agreement together with the Sellers Disclosure Schedule, the Buyer Disclosure Schedule, the Table of Definitions and any other schedule or exhibits hereto constitutes the entire agreement between the parties with respect to the subject matter hereof and supersedes all prior agreements, understandings and negotiations, both written and oral, between the parties with respect to such subject matter.

      SECTION 11.3 Amendments; Waivers.

            (a) Any provision of this Agreement may be amended or waived prior to the Closing Date if, and only if, such amendment or waiver is in writing and signed, in the case of an amendment, by a majority in interest of the Sellers (or the Sellers' Representative) and Buyer or, in the case of a waiver, by the party against whom the waiver is to be effective.

            (b) No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by law.

      SECTION 11.4 Consents, Further Assurances. Consistent with the terms and conditions of this Agreement, each party to this Agreement will use its commercially reasonable efforts to execute and deliver such other documents and take such other actions as reasonably requested by the other party to fulfill the conditions precedent to the obligations of the other party to consummate the purchase and sale of the Shares, or as the other party to this Agreement may reasonably request in order to carry out this Agreement and the transactions contemplated by this Agreement. Buyer and the Sellers shall use their commercially reasonable efforts and will cooperate with each other to the extent reasonably necessary to obtain all consents, approvals and waivers, if any, from third parties required to consummate the transactions contemplated by this Agreement; provided, however, that, in obtaining such consents, approvals and waivers, neither the Sellers, any of their Affiliates, nor Buyer or any of its Affiliates shall be required to make any additional payment or guarantee or to take any action which would impose any material additional cost, expense or liability on the Sellers or any of their Affiliates or on Buyer or any of its Affiliates.

      SECTION 11.5 Expenses. All costs and expenses incurred in connection with this Agreement shall be paid by the party incurring such cost or expense, except for the Transaction Related Expenses which shall be the obligation of the Sellers pursuant to Section 5.12 hereof.

      SECTION 11.6 Dollar Amounts. All dollar amounts in this Agreement refer to United States Dollars.

      SECTION 11.7 Successors and Assigns. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns; provided that no party may assign, delegate or otherwise transfer any of its rights or obligations under this Agreement without the consent of the other parties hereto.

      SECTION 11.8 Governing Law. This Agreement shall be construed in accordance with and governed by the law of the State of New York (without regard to principles of conflict of laws).

      SECTION 11.9 Jurisdiction. Any Action seeking to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement or the transactions contemplated by this Agreement may be brought against any of the parties only in any federal or state court in the State of New York and each of the parties hereto hereby consents to the exclusive jurisdiction of such courts (and of the appropriate appellate courts) in any such Action and waives any objection to venue laid therein. Process in any such Action proceeding may be served on any party anywhere in the world, whether within or without the State of New York. Without limiting the generality of the foregoing, each party hereto agrees that service of process upon such party at the address referred to in Section 11.1, together with written notice of such service to such party, shall be deemed effective service of process upon such party.

      SECTION 11.10 Waiver of Jury Trial. EACH OF THE PARTIES TO THIS AGREEMENT HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ALL RIGHTS TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED UPON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OF THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT.

      SECTION 11.11 No Third-Party Beneficiaries. Except for the Buyer Indemnitees and the Sellers Indemnitees, no provision is intended to benefit any Person other than the signatories to this Agreement nor shall any such provision be enforceable by any other Person.

      SECTION 11.12 Severability. Any provision of this Agreement which is invalid or unenforceable in any jurisdiction shall be ineffective to the extent of such invalidity or unenforceability without invalidating or rendering unenforceable the remaining provisions hereof, and any such invalidity or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

      SECTION 11.13 Schedules. All schedules referred to in this Agreement are intended to be and are specifically incorporated by reference in this Agreement. Any matter disclosed in any part of the Sellers Disclosure Schedule (including any updates thereof) shall constitute disclosure for the purpose of all of the Sellers' representations and warranties contained in Article 3 of this Agreement regardless of whether such matter is specifically cross referenced or scheduled with respect to a particular representation or warranty so long as the matter and extent of such disclosure is sufficient to identify the facts and circumstances required to be disclosed in such other schedules or with respect to such other representation or warranty.

      SECTION 11.14 Section Headings. All Section headings in this Agreement have been inserted for convenience of reference only and shall in no way modify or restrict any of the terms or provisions of this Agreement.

      SECTION 11.15 Gender and Number. Words denoting the singular number shall also include the plural and vice versa as the context demands. Words denoting any gender include all genders and words denoting persons shall include firms and corporations and vice versa as the context demands.

      SECTION 11.16 Counterparts; Effectiveness. This Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. This Agreement shall become effective when each party hereto shall have received counterparts hereof signed by all of the other parties hereto.

                            [SIGNATURE PAGE FOLLOWS]

      IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

BUYER:

                                       CONCORD COMMUNICATIONS, INC.

                                       By:  /s/ Melissa Cruz
                                          --------------------------------------

                                       Name: Melissa Cruz
                                       Title: Executive Vice President, Business
                                       Services and Chief Financial Officer

SELLERS:

                                       REVOCABLE LIVING TRUST
                                       AGREEMENT OF ALEC E. GORES


                                       By:  /s/ Alec E. Gores
                                          --------------------------------------
                                             Alec E. Gores
                                             Trustee



                                       NBI IRREVOCABLE TRUST #1
                                       NBI IRREVOCABLE TRUST #2
                                       NBI IRREVOCABLE TRUST #3
                                       NBI IRREVOCABLE TRUST #4

                                       By:  /s/ Catherine Babon Scanlon
                                          --------------------------------------
                                             Catherine Babon Scanlon
                                             Trustee



                                       14TH STREET INVESTMENTS, INC.

                                       By:  /s/ David McGovern
                                          --------------------------------------
                                             David McGovern
                                             President

                                       /s/ Catherine Babon Scanlon
                                       -----------------------------------------
                                         Catherine Babon Scanlon

                                       /s/ Vance W. Diggins
                                       -----------------------------------------
                                         Vance W. Diggins

                                       /s/ James R. Bailey
                                       -----------------------------------------
                                         James R. Bailey

                                       /s/ Steven C. Yager
                                       -----------------------------------------
                                         Steven C. Yager

                                       /s/ Eric R. Hattler
                                       -----------------------------------------
                                         Eric R. Hattler

                                       /s/ Frank V. Stefanik
                                       -----------------------------------------
                                         Frank V. Stefanik

                                       /s/ Thomas Perugini
                                       -----------------------------------------
                                         Thomas Perugini

                                       /s/ David A. Hollenbeck
                                       -----------------------------------------
                                         David A. Hollenbeck

                                       /s/ Liz M. Davis
                                       -----------------------------------------
                                         Liz M. Davis

                                       /s/ Ryan D. Wald
                                       -----------------------------------------
                                         Ryan D. Wald

                                       /s/ Daniel J. Gray
                                       -----------------------------------------
                                         Daniel J. Gray

                                       /s/ Michael K. Hirano
                                       -----------------------------------------
                                         Michael K. Hirano

                                       /s/ Brent D. Bradley
                                       -----------------------------------------
                                         Brent D. Bradley

                                       /s/ R. Britton Terrell
                                       -----------------------------------------
                                         R. Britton Terrell

                                       /s/ Leslie E. Cook
                                       -----------------------------------------
                                         Leslie E. Cook

                                    EXHIBIT A

                              TABLE OF DEFINITIONS

      For convenience, certain terms used in this Agreement are listed in alphabetical order and defined or referred to below. Such terms are equally applicable to both the singular and plural forms of the terms defined.

      "1933 Act" is defined in Section 3.3.

      "2003 Equity Participation Plan" means the Aprisma Management Technologies, Inc. Equity Participation and Retention Plan effective July 1, 2003, as amended.

      "Action" is defined in Section 3.10.

      "Actual Net Debt" is defined in Section 1.4(a)(ii).

      "Actual Net Debt Determination Date" is defined in Section 1.4(a)(ii).

      "Acquisition Transaction" Is defined in Section 5.9.

      "Affiliate" is defined in Section 3.20.

      "Agreement" is defined in the preamble to this Agreement.

      "Buyer" is defined in the preamble to this Agreement.

      "Buyer Disclosure Schedules" is defined in Article 4.

      "Buyer Indemnitees" is defined in Section 9.1(a).

      "Closing" is defined in Section 2.1(a).

      "Closing Date" is defined in Section 2.1(a).

      "COBRA" is defined is Section 8.3(b).

      "Code" means the Internal Revenue Code of 1986, as amended.

      "Company" is defined in the Recitals.

      "Company IP" is defined in Section 3.14(c).

      "Company Software" is defined in Section 3.14(j).

      "Contract" is defined in Section 3.4.

      "Debt" means financial indebtedness for borrowed money from third party lending sources, other than current trade accounts payable and incurred in respect of property or services purchased in the ordinary course of business.

      "Deductible Amount" is defined in Section 9.3(a).

      "DOL" is defined in Section 3.12(a).

      "Employee Benefit Plan" is defined in Section 3.12(a).

      "Employee Plans" is defined in Section 3.12(a).

      "Environmental Laws" means any federal, state, local or foreign law (including, without limitation, common law), treaty, judicial decision, regulation, rule, judgment, order, decree, injunction, agreement or contract with any Governmental Authority relating to protection of human health and safety or the environment or to the regulation or remediation of pollutants, contaminants, wastes or chemicals or toxic, radioactive, ignitable, corrosive, reactive or otherwise hazardous substances, wastes or materials applicable to the Company or any Subsidiary.

      "Environmental Permits" means all permits, licenses, franchises, certificates, approvals and other similar authorizations of Governmental Authorities relating to or required by Environmental Laws for the operation of the Company's and the Subsidiaries' respective businesses.

      "ERISA" is defined in Section 3.12(a).

      "Escrow Agreement" is defined in Section 6.8.

      "Financial Statements" is defined in Section 3.7.

      "Foreign Plan" is defined in 3.12(g).

      "Governmental Authority" is defined in Section 3.3.

      "Gross Actual EPP Payments" is defined in Section 1.4(b)(iii).

      "Gross Actual EPP Payments Date" is defined in Section 1.4(b)(i).

      "Group Health Plans" is defined in Section 8.3(b).

      "HSR Act" is defined in Section 2.1(a).

      "Indebtedness" means, with respect to any Person at any date, without duplication: (i) all obligations of such person for borrowed money; (ii) all obligations of such person evidenced by bonds, debentures or notes (including, without limitation, any seller notes issued in connection with any acquisition undertaken by the Company or any of its Subsidiaries) and (iii) any prepayment premiums or penalties or other costs or expenses related to any of the foregoing.

      "Indemnified Party" is defined in Section 9.1(c).

      "Indemnifying Party" is defined in Section 9.1(c) and Section 9.1(d).

      "Insured Parties" is defined in Section 8.5.

      "Intellectual Property" means intellectual property or other proprietary rights of every kind, including, without limitation, domestic or foreign patents, patent applications, inventions (whether or not patentable) processes, products, technologies, discoveries, works of authorship, copyrightable or copyrighted works, apparatus, trade secrets, trademarks and trademark applications and registrations, service marks and service mark applications and registrations, trade names, trade dress, mask works rights, know-how, licenses, technical information (whether confidential or otherwise), software, source code, and all documentation thereof.

      "IRS" is defined in Section 3.12(a).

      "Knowledge" or "knowledge" means (i) in the case of the Sellers, the actual knowledge of the Persons specified in Schedule B attached hereto after reasonable inquiry; provided, however, that with respect to the representation and warranty contained in Section 3.14, no evaluation of any third party Intellectual Property shall be required or (ii) in the case of Buyer, the actual knowledge after reasonable inquiry of the Persons specified in Schedule B attached hereto.

      "Latest Balance Sheet" is defined in Section 3.7.

      "Licensed IP" is defined in Section 3.14(c).

      "Lien" means, with respect to any asset, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of such asset.

      "Losses" means all losses, expenses (including reasonable attorneys' fees and expenses), damages, liabilities, fines, penalties, judgments, actions, claims and costs incurred by a party or its respective officers, directors, employees, agents or Affiliates.

      "Material Adverse Effect" means any change, effect, circumstance or event that is materially adverse to the business, assets, operations or financial condition of the Company and the Subsidiaries, taken as a whole, other than as a result of (i) changes, conditions or events that are generally applicable to the industry in which the Company and the Subsidiaries operate or the economy in general of the jurisdictions in which the Company or any of the Subsidiaries conducts business, (ii) changes in U.S. GAAP or interpretations thereof, (iii) changes in prevailing interest rates, (iv) seasonal fluctuations in the performance of the Company and the Subsidiaries, taken as a whole, or (v) the effects, including, without limitation, effects on relations and business with customers, suppliers and employees, of any of the transactions contemplated or permitted under this Agreement.

      "Net Debt" means the aggregate amount of Indebtedness of the Company and the Subsidiaries as of December 31, 2004 to Wells Fargo Foothill and Pacific Credit Corp., including principal, accrued interest and accrued but unpaid fees or charges, less the aggregate amount of all cash and cash equivalents held by the Company and the Subsidiaries as of December 31, 2004 as reflected in the balance sheet line items "Cash", excluding "Restricted Cash".

      "Net Debt Estimate" is $1,815,635. The Net Debt Estimate was computed in accordance with Schedule C.

      "Notice of Loss" is defined in Section 9.1(c).

      "Open Source" is defined in Section 3.14(j).

      "Order" means any decision, judgment, order, writ, injunction, decree, award or determination of any Governmental Authority.

      "Owned Company IP" is defined in Section 3.14(c).

      "Permitted Liens" means (i) Liens for current Taxes not yet due and payable, (ii) carriers', warehousemen's, mechanics', materialmen's, repairmen's, landlord's and other similar Encumbrances Liens if payment is not yet due on the underlying obligation, (iii) Liens arising in the ordinary course of business in compliance with workers' compensation, unemployment insurance and other social security Laws or regulations, (iv) Liens related to any interest or title of a vendor or lessor in property subject to a capital or operating lease and vendors' Liens on inventory arising in the ordinary course of business; (v) Liens incidental to the conduct of the Company's business or the lease of real property, including easements, rights of way, zoning and similar restrictions, and sub-leases granted to others; (vi) Liens reflected in the Financial Statements, (vii) Liens disclosed in the Sellers Disclosure Schedule, (viii) Liens arising under the 1933 Act or any applicable state securities laws, (ix) Liens created by this Agreement, (x) to the extent such constitute or are deemed to constitute Liens, grants of end-user or distribution licenses Company IP in the ordinary course of business and (xi) other immaterial Liens.

      "Person" means any natural person, business, corporation, partnership, association, limited liability company, joint venture, business enterprise, trust or other entity.

      "Pre-Closing Tax Period" is defined in Section 9.1(a)(ii).

      "Preliminary Purchase Price" is defined in Section 1.2.

      "Purchase Price" is defined in Section 1.4(c).

      "Registered Intellectual Property" means all United States of America, international and foreign: (i) patents and patent applications (including without limitation provisional applications); (ii) registered trademarks, applications to register trademarks, intent to-use applications, and any and all or other registrations or applications related to trademarks or service marks;
(iii) registered copyrights and applications for copyright registration; and
(iv) domain name registrations.

      "Seller Indemnitors" is defined in Section 9.1(a)(i).

      "Sellers" is defined in the preamble to this Agreement.

      "Sellers Disclosure Schedule" is defined in Article 3.

      "Sellers' Indemnitees" is defined in Section 9.1(b).

      "Sellers' Portion" means a fraction, the numerator of which is the Purchase Price and the denominator of which is the Initial Cash Amount.

      "Sellers' Representative" is defined in Section 9.2.

      "Senior Credit Agreement" means that certain Loan and Security Agreement by and between Aprisma Management Technologies, Inc. and Wells Fargo Foothill (formerly Foothill Capital Corporation) dated as of October 14, 2002, as amended.

      "Shares" is defined in the Recitals.

      "Subsidiaries" is defined in Section 3.6.

      "Subsidiary" is defined in Section 3.6.

      "Substitute Guaranty" is defined in Section 5.7.

      "Survival Period" is defined in Section 9.2

      "Tax Benefit" means, in the case of a federal, state, or local Tax reported on any Tax Returns filed on a combined or consolidated basis, the amount by which the Tax liability of the indemnified party's affiliated group (within the meaning of Code Section 1504(a)) or other relevant group of corporatIons is reduced by a Tax Benefit Item; or in the case of a Tax reported on any Tax Returns filed on a separate company or individual basis, the amount by which the Tax liability of the Company or its successors or Affiliates is reduced by a Tax Benefit Item.

      "Tax Benefit Item" means any item arising out of or otherwise pertaining to an indemnifiable loss and that is deductible on any Tax Returns, or which gives rise to a credit, or other equivalent item.

      "Tax Return" means any return, report, information return or other document (including any related or supporting information) required to be filed with any Taxing Authority in connection with the determination, assessment, collection, administration or imposition of any Taxes.

      "Taxes" means all United States federal, state, local and foreign taxes, levies and other assessments, including, without limitation, all income, sales, use, goods and services, value added, capital, capital gains, net worth, transfer, profits, withholding, payroll, PAYE, employer health, unemployment insurance payments, excise, real property and personal property taxes, and any other taxes, assessments or similar charges in the nature of a tax, including, without limitation, interest, additions to tax, fines and penalties, imposed by a Taxing Authority.

      "Taxing Authority" means any governmental or public body, agency, official or authority with the power to impose any Tax.

      "Third Party Claim" is defined in Section 9.1(d).

      "Transaction Related Expenses" shall mean all fees and expenses incurred by the Company in connection with the sale of the Shares by the Sellers, including without limitation all legal, tax and financial advisory, consulting, investment banking and all other third party fees and expenses (including amounts payable to affiliates of the Sellers) incurred by the Company in connection with the negotiation and effectuation of the terms and conditions of this Agreement and the transactions contemplated hereby and thereby. For avoidance of doubt, audit fees and fees and expenses related to filings of SEC documents, including consents and permissions related thereto, shall not be Transaction Related Expenses.

      "Unaudited 2004 Financial Statements" shall mean an unaudited consolidated balance sheet of the Company as of December 31, 2004 and unaudited consolidated statements of operations, changes in stockholders' equity and cash flows of the Company for the twelve-month period ended December 31, 2004, together with footnotes thereto, such financial statements containing substantially the same information and presented in substantially the same manner as the Company's response to Deloitte and Touche LLP's "Prepared by Client" or similar request list presented to the Company's management for the 2003 audit, as modified as necessary to comply in all material respects with Deloitte's "Prepared by Client" request for the 2004 audit.

      "U.S. GAAP" is defined in Section 3.7.

      "U.S. Subsidiaries" is defined in Section 3.23(a).

                                    EXHIBIT B

                            FORM OF ESCROW AGREEMENT

      This Escrow Agreement ("Escrow Agreement") is dated as of _________ __, 2005, by and among Concord Communications, Inc., a Delaware corporation ("Buyer"), the stockholders of Aprisma Holdings, Inc., a Delaware corporation (the "Company") identified on Schedule A attached hereto (collectively, the "Sellers"), Catherine Babon Scanlon, in her capacity as representative of the Sellers (in such capacity, the "Sellers' Representative"), and Wells Fargo Bank, N.A., as escrow agent ("Escrow Agent").

      Buyer, the Sellers and the Sellers' Representative are parties to a Stock Purchase Agreement, dated as of January 8, 2005 (the "Agreement"), providing for, among other things, the acquisition by Buyer of all of the issued and outstanding capital stock of the Company, upon the consummation of the transactions contemplated thereby. Capitalized terms used in this Escrow Agreement but not otherwise defined herein have the respective meanings given to them in the Agreement. This is the Escrow Agreement contemplated by Section 1.3 of the Agreement.

      Pursuant to the terms of the Agreement, Buyer and the Sellers have agreed to cause a portion of the Preliminary Purchase Price equal to $_______ (the "Escrow Cash") to be placed in escrow.

      For good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, hereby agree as follows:

      1. ESTABLISHMENT OF ESCROW; INVESTMENT OF ESCROW CASH.

            (a) Pursuant to the Agreement, at Closing Buyer, on behalf of the Sellers, shall deposit with Escrow Agent the Escrow Cash.

            (b) The parties hereby designate and appoint Escrow Agent to serve in accordance with the terms, conditions and provisions of this Escrow Agreement, and Escrow Agent hereby agrees to act as escrow agent and to hold, safeguard, invest and disburse the Escrow Cash, pursuant to the terms and conditions hereof.

            (c) The Escrow Cash shall be invested from time to time by Escrow Agent pursuant to the joint written instructions it receives from the Sellers' Representative and Buyer and only in Permitted Investments (as defined herein). Permitted Investments shall be defined as either: (i) obligations issued or guaranteed by the United States or by any person controlled or supervised by or acting as an instrumentality of the United States pursuant to authority granted by Congress, or an investment fund consisting of such obligations; (ii) obligations issued or guaranteed by any state or political subdivision thereof rated either: AA or higher or MIG 1 or higher, by Moody's Investors Service, Inc.; or AA or higher or an equivalent, by Standard & Poors Corporation, both of New York, New York, or their successors; (iii) commercial or finance paper which is rated either: Prime-1 or higher, or an equivalent by Moody's Investors Service, Inc.; or A-1 or higher or any equivalent by Standard & Poor's Corporation, both of New York, New York, or their successors; or (iv) certificates of deposit or time deposits of banks or trust companies, organized under the laws of the United States or any state, and money market mutual funds rated AAA by the Standard and Poor's Rating Group. If Escrow Agent does not receive joint instructions from Buyer and the Sellers' Representative regarding the investment of any portion of the Escrow Cash, then Escrow Agent shall invest such portion of the Escrow Cash with respect to which it received no instructions in an investment fund of the type described in (i) above. Subject to Section 3 below, upon the applicable Indemnity Termination Date (as defined below), Escrow Agent shall distribute to the Sellers any interest and/or dividends received on the Escrow Cash as of such date.

      2. CLAIMS.

            (a) Claims made on the Escrow Amount pursuant to Section 9.1 of the Agreement shall be made, and only made, on or prior to the first anniversary following the Closing Date (the "Indemnity Termination Date"). Buyer shall give a written notice (a "Notice") to the Sellers' Representative (with a copy to Escrow Agent) specifying in reasonable detail the nature and dollar amount of any claim (a "Claim") for which the Sellers have provided indemnification to Buyer under the Agreement (the "Indemnification Amount"). If the Sellers' Representative gives notice to Buyer (with a copy to Escrow Agent) disputing any Claim (a "Counter Notice") within thirty (30) days following receipt by Escrow Agent and the Sellers' Representative of a copy of the Notice regarding such Claim, such Claim shall be resolved as provided in Section 2(b) of this Escrow Agreement. If no Counter Notice is received by Escrow Agent within such thirty
(30) day period, then the Indemnification Amount claimed by Buyer in the Notice shall be deemed established for purposes of this Escrow Agreement, and, at the end of such thirty (30) day period, Escrow Agent shall promptly disburse to Buyer from the Escrow Cash the Indemnification Amount as claimed in the Notice.

            (b) If a Counter Notice is given by the Sellers' Representative with respect to a Claim, Escrow Agent shall disburse the appropriate Escrow Cash only in accordance with (i) joint written instructions of Buyer and the Sellers' Representative or (ii) the determination of a court of competent jurisdiction.

            (c) In the event that the Sellers' Representative and Buyer reach a settlement with respect to any Claim made by Buyer pursuant to this Section 2, the Sellers' Representative and Buyer shall jointly deliver written notice of such settlement to Escrow Agent, including (if applicable) instructions to Escrow Agent to disburse the agreed upon portion of the Escrow Cash to Buyer as specified in such joint written notice, and Escrow Agent shall act in accordance with such instructions.

      3. TERMINATION OF ESCROW.

            (a) No later than the 7th day after the Indemnity Termination Date, unless any Claims have previously been asserted by delivery of a Notice under
Section 2(a) and continue to be pending, Escrow Agent shall promptly disburse the Escrow Cash to the Sellers, together with any interest and/or dividends received on the Escrow Cash. If, as of the Indemnity Termination Date, any Claims have previously been asserted by delivery of a Notice under Section 2(a) and then continue to be pending, Escrow Agent shall disburse the Escrow Cash to Seller as contemplated by the immediately preceding sentence; provided, however that Escrow Agent shall exclude from such disbursement to the Sellers, and shall continue to hold as Escrow Cash hereunder, such of the Escrow Cash having an aggregate value equal to the maximum amount of all such pending Claims under

Section 2(a) (as shown in the Notices relating to such Claims, the "Indemnity Holdback Amount"). Escrow Agent will thereafter disburse or continue to hold as Escrow Cash the Indemnity Holdback Amount in accordance with the provisions of
Section 3(b) this Escrow Agreement.

            (b) From and after the Indemnity Termination Date, each Claim that has been previously asserted prior to the Indemnity Termination Date by delivery of a Notice under Section 2(a), and continues to be pending on the Indemnity Termination Date ("Pending Claims"), and for which an amount was included in the Indemnity Holdback Amount, as applicable, shall be treated as follows:

                  (i) if a Counter Notice relating to such Pending Claim was not delivered by the Sellers' Representative prior to the Indemnity Termination Date, and is not delivered by the Sellers' Representative within the applicable period following receipt by Escrow Agent and the Sellers' Representative of the Notice relating to such Pending Claim, then Escrow Agent shall promptly thereafter disburse to Buyer such amount of Escrow Cash, having an aggregate value equal to the amount claimed in the Notice relating to such Pending Claim from the Indemnity Holdback Amount; and

                  (ii) if a Counter Notice relating to such Pending Claim was delivered by the Sellers' Representative prior to the Indemnity Termination Date, or is delivered by the Sellers' Representative within the applicable period following receipt by Escrow Agent and the Sellers' Representative of the Notice relating to such Pending Claim, then Escrow Agent shall disburse any portion of the Escrow Cash to Buyer only as specifically contemplated by Section 2(b) of this Escrow Agreement.

      4. DUTIES OF ESCROW AGENT.

            (a) Escrow Agent shall not be under any duty to give the Escrow Cash held by it hereunder any greater degree of care than it gives its own similar property.

            (b) Escrow Agent shall be entitled to rely upon any order, judgment, certification, demand, notice, instrument or other writing delivered to it hereunder without being required to determine the authenticity or the correctness of any fact stated therein or the propriety or validity of the service thereof. Escrow Agent may act in reliance upon any instrument or signature believed by it to be genuine and may assume that the person purporting to give receipt or advice or make any statement or execute any document in connection with the provisions hereof has been duly authorized to do so. Escrow Agent may conclusively presume that the undersigned representative of any party hereto which is an entity other than a natural person has full power and authority to instruct Escrow Agent on behalf of that party unless written notice to the contrary is delivered to Escrow Agent.

            (c) Escrow Agent shall provide the Sellers' Representative and Buyer with quarterly reports of the status of the Escrow Cash, and shall permit the Sellers' Representative and Buyer to inspect and obtain copies of the records of Escrow Agent regarding the Escrow, during normal business hours and upon one business day's prior written notice.

            (d) Escrow Agent may act pursuant to the advice of counsel with respect to any matter relating to this Escrow Agreement and shall not be liable for any action taken or omitted by it in good faith in accordance with such advice.

            (e) Escrow Agent does not have any interest in the Escrow Cash deposited hereunder but is serving as escrow holder only and having only possession thereof. Any payments of interest and/or dividend income due by the Sellers upon release to the Sellers of any Escrow Cash shall be subject to withholding regulations then in force with respect to United States taxes.

            (f) Escrow Agent makes no representation as to the validity, value, genuineness or the collectability of any security or other document or instrument held by or delivered to it.

            (g) Escrow Agent shall not be called upon to advise any party as to the wisdom in selling or retaining or taking or refraining from any action with respect to any securities or other property deposited hereunder.

            (h) Escrow Agent may resign as Escrow Agent by notice to the other parties hereto (the "Resignation Notice"). If, prior to the expiration of sixty
(60) business days after the delivery of the Resignation Notice, Escrow Agent shall not have received joint written instructions from the Sellers' Representative and Buyer designating a banking corporation or trust organized either under the laws of the United States or of any state as successor escrow agent and consented to in writing by such successor escrow agent, Escrow Agent may apply to a court of competent jurisdiction to appoint a successor escrow agent. Alternatively, if Escrow Agent shall have received such joint written instructions from Buyer and the Sellers' Representative, it shall promptly transfer the Escrow Cash to such successor escrow agent. Upon the appointment of a successor escrow agent and the transfer of the Escrow Cash thereto, the duties of Escrow Agent hereunder shall terminate. If termination occurs prior to the Indemnity Termination Date, Escrow Agent shall reimburse Buyer and the Sellers' Representative, in equal portions, for the unearned portion of the Fee (as defined herein).

            (i) In the event of any disagreement between the other parties hereto resulting in adverse claims or demands being made in connection with the Escrow Cash or in the event that Escrow Agent is in doubt as to what action it should take hereunder, Escrow Agent shall be entitled to retain the Escrow Cash until Escrow Agent shall have received (i) judgment of a court of competent jurisdiction directing delivery of the Escrow Cash or (ii) a written agreement executed by the Sellers' Representative and Buyer directing delivery of the Escrow Cash, in which event Escrow Agent shall disburse the Escrow Cash in accordance with such judgment, order or agreement, as applicable.

            (j) Except as otherwise required by law, no printed or other matter in any language (including, without limitation, prospectuses, notices, reports and promotional material) that mentions Escrow Agent's name or the rights, powers, or duties of Escrow Agent shall be issued by the other parties hereto or on such parties' behalf unless Escrow Agent shall first have given its specific written consent thereto.

      5. LIMITED RESPONSIBILITY.

      This Escrow Agreement expressly sets forth all the duties of Escrow Agent with respect to any and all matters pertinent hereto. No implied duties or obligations shall be read into this Escrow Agreement against Escrow Agent. Escrow Agent shall not be bound by the provisions of any agreement among the other parties hereto except this Escrow Agreement.

      6. OWNERSHIP FOR TAX PURPOSES.

      The Sellers agree that, for purposes of federal and other taxes based on income, the Sellers will be treated as the owner of the Escrow Cash (such ownership to be determined based on each Seller's pro rata share of the Escrow
Cash), and that the Sellers will report (based on the interest and dividends actually received) the income, if any, that is earned on, or derived from, the Escrow Cash as its or their income, in the taxable year or years in which such income is properly includible and pay any taxes attributable thereto. Prior to disbursement of any funds to a Seller or Buyer, the Escrow Agent shall have received a Form W-8 or W-9, as applicable, from such person.

      7. NOTICES.

      All notices, consents, waivers and other communications under this Escrow Agreement must be in writing and will be deemed to have been duly given when (a) delivered by hand (with written confirmation of receipt), (b) sent by telecopier (with written confirmation of receipt) provided that a copy is mailed by registered mail, return receipt requested, or (c) when received by the addressee, if sent by a nationally recognized overnight delivery service (receipt requested), in each case to the appropriate addresses and telecopier numbers set forth below (or to such other addresses and telecopier numbers as a party may designate by notice to the other parties):

      If to Buyer:

      Concord Communications, Inc..
      600 Nickerson Road
      Marlboro, MA 01752
      Attention: Douglas A. Batt
      Facsimile:  (508) 486-4406

      With a copy to:

      Testa, Hurwitz & Thiebault, LLP
      125 High Street
      Boston, MA 02110
      Attention: Kevin M. Barry
      Facsimile: (617) 790-0009

If to the Sellers' Representative:

      [Name]
      c/o Gores Technology Group
      10877 Wilshire Boulevard, 18th Floor
      Los Angeles, CA  90024
      Facsimile: (310) 443-2149

      With copies to:

      Gores Technology Group
      10877 Wilshire Boulevard, 18th Floor
      Los Angeles, CA  90024
      Attention: General Counsel
      Facsimile: (310) 443-2149

      Bingham McCutchen LLP
      355 South Grand Avenue, Suite 4400
      Los Angeles, CA  90071
      Attention: Thomas A. Waldman
      Facsimile:  (213) 680-6499

      If to Escrow Agent:

      Wells Fargo Bank, N.A.
      1445 Ross Avenue, 2nd Floor
      MAC: T5303-002
      Dallas, Texas  75202
      Attention:  Nancye Patterson
      Facsimile:  (214) 777-4086

      8. COUNTERPARTS.

      This Escrow Agreement may be executed in one or more counterparts, each of which will be deemed to be an original and all of which, when taken together, will be deemed to constitute one and the same.

      9. FEES. Buyer and the Sellers (based on each Seller's pro rata share of the Escrow Cash) shall each pay Escrow Agent one-half of the fees set forth on Schedule B attached hereto (the "Fee") for its services hereunder and shall each reimburse Escrow Agent for one-half of all reasonable expenses, disbursements and advances incurred or made by it in the performance of its duties hereunder (including, without limitation, the reasonable out-of-pocket fees, expenses and disbursements of its counsel). The Sellers and Buyer, jointly and severally, shall indemnify and hold Escrow Agent harmless from and against any and all taxes, out-of-pocket expenses (including reasonable counsel fees), assessments, liabilities, claims, damages, actions, suits or other charges (collectively, "Costs") incurred by or assessed against it for any thing done or omitted by it in the performance of its duties hereunder, except as a result of its own gross negligence or willful misconduct. The Sellers (based on each Seller's pro rata share of the Escrow Cash) and Buyer shall each bear one-half of such Costs. Escrow Agent shall collect all other reimbursable expenses from the Sellers and Buyer, one-half each. The agreements contained in this Section 9 shall survive any termination of the duties of Escrow Agent hereunder.

      10. SECTION HEADINGS.

      The headings of sections in this Escrow Agreement are provided for convenience only and will not affect its construction or interpretation.

      11. WAIVER.

      The rights and remedies of the parties to this Escrow Agreement are cumulative and not alternative. Neither the failure nor any delay by any party in exercising any right, power, or privilege under this Escrow Agreement or the documents referred to in this Escrow Agreement will operate as a waiver of such right, power, or privilege, and no single or partial exercise of any such right, power, or privilege will preclude any other or further exercise of such right, power, or privilege or the exercise of any other right, power, or privilege. To the maximum extent permitted by applicable law, (a) no claim or right arising out of this Escrow Agreement or the documents referred to in this Escrow Agreement can be discharged by one party, in whole or in part, by a waiver or renunciation of the claim or right unless in writing signed by the other party;
(b) no waiver that may be given by a party will be applicable except in the specific instance for which it is given; and (c) no notice to or demand on one party will be deemed to be a waiver of any obligation of such party or of the right of the party giving such notice or demand to take further action without notice or demand as provided in this Escrow Agreement or the documents referred to in this Escrow Agreement.

      12. EXCLUSIVE AGREEMENT AND MODIFICATION.

      This Escrow Agreement supersedes all prior agreements among the parties with respect to its subject matter and constitutes (along with the documents referred to in this Escrow Agreement) a complete and exclusive statement of the terms of the agreement between the parties with respect to its subject matter. This Escrow Agreement may not be amended except by a written agreement executed by all of the parties hereto.

      13. GOVERNING LAW.

      This Escrow Agreement and the legal relations between the parties arising hereunder shall be governed by and interpreted in accordance with the laws of the State of Delaware (but not the rules governing conflicts of laws). It is the intention of the parties hereto that the situs of the Escrow Cash is and shall be administered in the state in which the principal office of Escrow Agent from time to time acting hereunder is located.

      14. EXPENSES.

      In the event of a dispute between the parties in connection with this Agreement and the transactions contemplated hereby, involving an amount in excess of $50,000, each of the parties hereto hereby agrees that the prevailing party shall be entitled to reimbursement by the other party of reasonable fees and expenses (including, without limitation, attorney's fees) incurred in connection with any action or proceeding.

      15. SELLERS' REPRESENTATIVE.

      The Sellers' Representative will act on behalf of the Sellers pursuant to and in accordance with the terms and provisions of Section 9.2 of the Agreement.

                            [SIGNATURE PAGE FOLLOWS]

         IN WITNESS WHEREOF, the parties have caused this Escrow Agreement to be duly executed as of the day and year first above written.

BUYER:                                  CONCORD COMMUNICATIONS, INC.

                                        By:
                                               ---------------------------------
                                        Name:
                                               ---------------------------------
                                        Title:
                                               ---------------------------------




SELLERS' REPRESENTATIVE:

                                        By:
                                               ---------------------------------
                                               Catherine Babon Scanlon,
                                                as Sellers' Representative



ESCROW AGENT:                           WELLS FARGO BANK, N.A.
                                        as Escrow Agent

                                        By:
                                               ---------------------------------
                                        Name:
                                               ---------------------------------
                                        Title:
                                               ---------------------------------


SELLERS:

                                        By:
                                               ---------------------------------
                                        Name:
                                               ---------------------------------
                                        Title:
                                               ---------------------------------

                                   SCHEDULE A

                                   SCHEDULE B

                             WELLS FARGO BANK, N.A.
                                 AS ESCROW AGENT
                                       AND
                          CONCORD COMMUNICATIONS, INC.,
                    _____________, AS SELLERS' REPRESENTATIVE
                                       AND
           THE SELLERS SET FORTH ON SCHEDULE A TO THE ESCROW AGREEMENT

                                ESCROW AGREEMENT
                                  FEE SCHEDULE

      ACCEPTANCE FEE                           [TO BE UPDATED BY WELLS FARGO]


      Acceptance Fee shall be due at closing and includes review of document and set up of all accounts.

      ADMINISTRATIVE FEE                       [TO BE UPDATED BY WELLS FARGO]


      This Administrative fee includes all receipts and disbursements in accordance with the escrow agreement for the 12 month term of the agreement. Also includes investment of funds, if any, in the Wells Fargo Money Market Funds. Transaction charges of $35 per purchase/sale shall be billed for security purchases if funds are not invested in a Wells Fargo Money Market Fund. The administrative fee shall be due upon opening of account.

      INVESTMENTS

      Sweep fees for investment of funds in the Wells Fargo Money Market Fund Family shall be waived.

      OUT OF POCKET EXPENSES

      All out-of-pocket expenses including but not limited to attorney's fees and expenses, express mail, telecopier, wire transfer charges, courier expenses, or other expenses incurred by the Bank during its acceptance and annual administration shall be billed at cost.

      EXTRAORDINARY EXPENSES

      Charges for extraordinary expenses or for the performance of any service not of a routine administrative nature or not specifically covered elsewhere in this schedule of fees will be determined by appraisal at that time in amounts commensurate with the service rendered.

                                    EXHIBIT C

                          FORM OF SUBSTITUTE GUARANTEE
                                   IN FAVOR OF
                            ENTERASYS NETWORKS, INC.


                          CONCORD COMMUNICATIONS, INC.
                               600 NICKERSON ROAD
                               MARLBORO, MA 01752

________ __, 2005

Enterasys Networks, Inc.
35 Industrial Way
Rochester, NH  03866

Re:   Indemnification Agreement

Ladies and Gentlemen:

This letter is made with reference to (i) that certain Merger Agreement, dated August 7, 2002, by and among Aprisma Holdings, Inc., a Delaware corporation formerly known as GTG Acquisition Corp. ("Aprisma Holdings"), AP Acquisition Corp., a Delaware corporation, Enterasys Networks, Inc., a Delaware corporation ("Enterasys"), and Aprisma Management Technologies, Inc., a Delaware corporation ("Aprisma") (as such agreement may have been amended or otherwise modified as of the date hereof, the "Merger Agreement") and (ii) that certain Stock Purchase Agreement, dated as of January 8, 2005, by and among Concord Communications, Inc., a Delaware corporation ("Concord") and the stockholders of Aprisma Holdings named therein (the "Aprisma Sale Agreement").

Aprisma Holdings acquired Aprisma from Enterasys pursuant to and in accordance with the Merger Agreement. The shareholders of Aprisma Holdings have agreed to sell the outstanding interests of Aprisma Holdings to Concord pursuant to and in accordance with the Aprisma Sale Agreement. As a condition to the closing of the transactions contemplated by the Aprisma Sale Agreement, Concord (in its capacity as, "Indemnitor") hereby agrees as follows:

      1. In the event that Enterasys suffers any Adverse Consequences (as defined below) as a result of (a) Enterasys' guaranty (the "Guaranty") of that certain Sublease (the "Sublease"), dated December 4, 2000, by and between 273 Corporate Drive, LLC and Aprisma, (b) any instrument or arrangement entered into by Enterasys to replace the Guaranty (including without limitation a letter of credit as to which, for the avoidance of doubt, a draw-down on any such letter of credit shall be considered Adverse Consequences), provided, however, that any such instrument or arrangement does not allow the landlord to take action against such instrument or arrangement for reasons other than those set forth on Exhibit A hereto, or (c) the enforcement of the Indemnitor's obligations hereunder, then Indemnitor agrees to indemnify and hold Enterasys harmless, and to make prompt payment to Enterasys for the amount of any such Adverse Consequences, up to an aggregate total amount equal to $3,500,000; provided, however, that such maximum aggregate amount shall be reduced if and to the extent that the aggregate remaining Base Rent, Additional Rent and Taxes (as those terms are defined in the Sublease) payable over the remaining term of the Sublease are less than $3,500,000. "Adverse Consequences" means all actions, suits, proceedings, hearings, investigations, charges, complaints, claims, demands, injunctions, judgments, orders, decrees, rulings, damages, dues, penalties, fines, costs, reasonable amounts paid in settlement, liabilities, obligations, taxes, liens, losses, expenses, and fees, including court costs and reasonable attorney's fees and expenses.

      2. Indemnitor will maintain throughout the term of this Letter Agreement a minimum unencumbered tangible net worth: (a) held in the United States, (b) sufficient to pay and perform its indemnification obligations hereunder, and (c) calculated in accordance with U.S. generally accepted accounting principles, but also taking into account at their full potential amount any guaranties, indemnification agreements similar to the agreement contained in this Letter Agreement and any other contingent liabilities, other than any contingent liabilities related to an operating business of Indemnitor of the type that would be contingent liabilities of such operating business were such operating business a stand-alone entity. Indemnitor will provide annually during the term of the Sublease a certificate of an appropriate executive officer certifying as to Indemnitor's compliance with this paragraph 2 and as to the continued correctness and completeness of the statements listed in Section 3.

      3. Indemnitor represents and warrants to Enterasys that the statements in this paragraph 3 are correct and complete as of the date of this letter
Agreement:

            a. Indemnitor is a corporation duly organized, validly existing, and in good standing under the laws of Delaware.

            b. Indemnitor has full power and authority (including full corporate power and authority) to execute and deliver this Letter Agreement and to perform its obligations hereunder. The execution and delivery of this Letter Agreement by Indemnitor and the performance by Indemnitor of its obligations hereunder have been duly and validly authorized by all necessary corporate action on the part of Indemnitor. This Agreement constitutes the valid and legally binding obligation of the Indemnitor, enforceable in accordance with its terms and conditions.

            c. Neither the execution and delivery of this Letter Agreement, nor the performance of its obligations hereunder, will (i) violate any constitution, statute, regulation, rule, injunction, judgment, order, decree, ruling, charge, or other restriction of any government, governmental agency, or court to which the Indemnitor is subject or any provision of the Indemnitor's charter or bylaws or (ii) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice under any agreement, contract, lease, license, instrument, or other arrangement to which the Indemnitor is a party or by which it is bound or to which any of its assets is subject.

      4. If a third party shall notify Enterasys with respect to any matter which may give rise to a claim for indemnification under this Letter Agreement, then Enterasys shall promptly notify Indemnitor thereof in writing. Enterasys shall provide Indemnitor with a reasonable opportunity to assess, defend and negotiate any such claim by a third party, including the opportunity to participate in discussions with Enterasys and the third party with respect to resolution of any such claim. In no event will Enterasys pay or agree to pay any amount (for the avoidance of doubt, other than the Guaranty itself), consent to any judgment or enter into any settlement with respect to any such matter giving rise to Indemnitor's obligations hereunder, without the prior written consent of Indemnitor, which consent will not be unreasonably withheld, conditioned or delayed.

      5. Neither Indemnitor nor Enterasys may assign its rights or delegate its duties under this Letter Agreement without the prior written consent of the other party, which consent shall not be unreasonably withheld, conditioned or delayed, except as provided in this paragraph 5. Notwithstanding the foregoing, Indemnitor may assign its rights and delegate its obligations hereunder: (i) upon 20 days prior written notice to Enterasys, to any affiliate of Indemnitor that has the financial capacity to comply with the net worth and certification requirements of paragraph 2 and is able to satisfy the representations and warranties of paragraph 3; and (ii) to an unaffiliated third party indemnitor in connection with a sale of Aprisma to an unaffiliated third party buyer, whether by sale of assets, sale of stock or merger, with the prior written consent of Enterasys, such consent not to be unreasonably withheld, delayed or conditioned. Enterasys shall be entitled to take into account the following factors with respect to the proposed indemnitor in determining whether to give or condition such consent: (a) its financial capacity to comply with the net worth and certification requirements of paragraph 2 and its ability to satisfy the representations and warranties of paragraph 3, (b) its financial condition, results of operations and business prospects for a relevant period of time, (c) its creditworthiness, and (d) its commercial reputation. This Letter Agreement shall be binding upon and inure to the benefit of the parties named herein and their respective successors and permitted assigns.

      6. This Letter Agreement shall remain in force and effect for a period of ten years from the date hereof, unless earlier terminated by the mutual written agreement of Enterasys and Indemnitor, except for the provisions of paragraph 7, which shall survive indefinitely.

      7. Except as may be required to enforce its rights hereunder, Enterasys will not disclose and will not permit any of its Affiliates, officers, directors, employees, agents or representatives to disclose the existence, or any of the terms and conditions of this Letter Agreement to any person or entity without the prior written consent of Indemnitor, which may be withheld in the sole and absolute discretion of Indemnitor. In the event that Enterasys (a) receives a request to disclose the existence or any term or provision of this Letter Agreement under the terms of a valid and effective subpoena or order issued by a court or governmental body of competent jurisdiction or (b) is advised by legal counsel that disclosure of this Letter Agreement or any provision herein is required by any applicable law or any listing or trading agreement concerning its publicly traded securities, Enterasys agrees to: (i) immediately notify Indemnitor of the existence, terms and circumstances surrounding such request or advise, (ii) consult with Indemnitor on the advisability of taking legally available steps to resist or narrow such request or minimize the advised disclosure, and (iii) if disclosure of such information is required or advised, exercise its commercially reasonable efforts (with Indemnitor's cooperation) to obtain an order or other reliable assurance that confidential treatment will be accorded to such portion of the disclosed information which Indemnitor so designates in writing. Enterasys acknowledges and agrees that Indemnitor would be damaged irreparably in the event that the provisions of this paragraph 7 are not performed in accordance with their specific terms or otherwise are breached. Accordingly, Enterasys agrees that Indemnitor shall be entitled to an injunction or injunctions to prevent breaches of the provisions of this paragraph 7 and to enforce specifically the terms and provisions hereof in any action instituted in any court of the United States or any state thereof having jurisdiction over the parties and the matter in addition to any other remedy to which Indemnitor may be entitled, at law or in equity.

      8. Any dispute, difference, controversy or claim arising in connection with or related or incidental to, or question occurring under, this Letter Agreement or the subject matter hereof shall be finally settled under the Commercial Arbitration Rules of the American Arbitration Association ("AAA") by an arbitral tribunal composed of one neutral arbitrator appointed by agreement of Enterasys and the Indemnitor in accordance with said Rules. The venue of such arbitration shall be

Boston, Massachusetts or any other place mutually agreed to by Enterasys and the Indemnitor. Enterasys and the Indemnitor shall pay the fees and expenses of AAA based upon the degree to which AAA accepts the respective positions of the parties.

      9. The obligations of Indemnitor hereunder shall be unconditional and absolute and, without limiting the generality of the foregoing, shall not be released, discharged or otherwise affected by any change in the corporate existence, structure or ownership of the Aprisma, or any insolvency, bankruptcy, reorganization or other similar proceeding affecting the Aprisma or its assets or any resulting release or discharge of any obligation of the Aprisma contained in the Merger Agreement. The Indemnitor hereby irrevocably waives acceptance hereof, presentment, demand, protest and any notice not provided for herein, as well as any requirement that at any time any action be taken by Enterasys against the Aprisma or any other person or entity.

      10. This Letter Agreement may be executed in one or more original or facsimile counterparts, each of which shall be deemed an original and all of which together will constitute one and the same instrument.

      11. All notices, requests, demands, claims, and other communications hereunder will be in writing. Any notice, request, demand, claim, or other communication hereunder shall be deemed duly given: upon delivery if delivered personally or by commercial delivery service, the day following mailing if sent via reputable overnight courier service, three days after being mailed by registered or certified mail (return receipt requested) or one day after being sent via facsimile (with confirmation of receipt) to at the following address (or at such other address for Enterasys or the Indemnitor as shall be specified by like notice: (i) if to Enterasys, Enterasys Networks, Inc., Attn: General Counsel, 35 Industrial Way, Rochester, NH 03866, with a copy to:_____________ or
(ii) if to the Indemnitor, Concord Communications, Inc., 600 Nickerson Road, Marlboro, MA 01752, with a copy to: _____________.

      12. This Letter Agreement shall be governed by and construed in accordance with the domestic substantive laws of the State of Delaware without giving effect to any choice or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Delaware.

      13. No amendment of any provision of this Letter Agreement shall be valid unless the same shall be in writing and signed by all of the parties. No waiver by any party of any default, misrepresentation, or breach of warranty or covenant hereunder, whether intentional or not, shall be deemed to extend to any prior or subsequent default, misrepresentation, or breach of warranty or covenant hereunder or affect in any way any rights arising by virtue of any prior or subsequent such occurrence.

Please acknowledge your agreement to the foregoing by countersigning this letter in the space provided below.

                                                     Very truly yours,


                                               CONCORD COMMUNICATIONS, INC.



                                               By:______________________________
                                                        Name:
                                                        Title:


Accepted and Agreed To:

ENTERASYS NETWORKS, INC.


By:    _______________________
Name:
Title:

                                    Exhibit A

(a) The failure to promptly pay when due all payments of rent, additional rent, and all other charges, expenses, impositions, fines, penalties, fees and costs of every kind and nature, which are now, or may in the future be, due from Sublessee under the terms of the Sublease;

(b) The failure to completely and timely perform, satisfy and observe the terms and conditions of the Sublease required to be performed, satisfied or observed by the Sublessee.